UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

SEELOS THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies.

	(2)	Aggregate number of securities to which transaction applies.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction.

	(5)	Total fee paid.

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid.

	(2)	Form, Schedule or Registration State No.:

	(3)	Filing Party:

	(4)	Date Filed:

SEELOS THERAPEUTICS, INC.
300 Park Avenue, 12th Floor
New York, NY 10022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 15, 2020

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Seelos Therapeutics, Inc., a Nevada corporation (the “Company”). The Annual Meeting will be held virtually, via live webcast at www.virtualshareholdermeeting.com/SEEL2020, on Friday, May 15, 2020 at 8:00 a.m., Eastern Time, for the following purposes:

(1)	To elect one Class III director, nominated by our Board of Directors, to serve until our 2023 annual meeting of stockholders and until his successor is duly elected and qualified;
(2)	To ratify the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2020;
(3)	To approve our 2020 Employee Stock Purchase Plan;
(4)	To approve an amendment to our Amended and Restated 2012 Stock Long Term Incentive Plan to increase the number of shares authorized for issuance thereunder by 6,500,000 shares;
(5)	To conduct an advisory (non-binding) vote on executive compensation;
(6)	To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock, par value $0.001 per share, to a total of 360,000,000; and
(7)	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

The Record Date for the Annual Meeting is March 23, 2020. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment(s) or postponement(s) thereof. The accompanying Proxy Statement more fully describes the details of the business to be conducted at the Annual Meeting. Our proxy materials (which include the Proxy Statement attached to this notice, our most recent Annual Report on Form 10-K and form of proxy card) are also available to you via the Internet at www.proxyvote.com.

By Order of the Board of Directors,

Raj Mehra, Ph.D.
Chief Executive Officer

April 8, 2020
New York, New York

THE BOARD OF DIRECTORS APPRECIATES AND ENCOURAGES YOUR PARTICIPATION IN THE ANNUAL MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. ACCORDINGLY, PLEASE VOTE YOUR PROXY VIA THE INTERNET AT WWW.PROXYVOTE.COM OR OVER THE TELEPHONE AT 1-800-690-6903 OR SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD BY MAIL IN THE PRE-PAID ENVELOPE PROVIDED. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE YOUR SHARES ELECTRONICALLY DURING THE MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement, Proxy Card and Form 10-K are available at www.proxyvote.com.

i

SEELOS THERAPEUTICS, INC.
300 Park Avenue, 12th Floor
New York, New York 10022

PROXY STATEMENT

General Information

This Proxy Statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Seelos Therapeutics, Inc. (“we”, “us”, “our”, the “Company” or “Seelos”) for use at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually, via live webcast at www.virtualshareholdermeeting.com/SEEL2020, on Friday, May 15, 2020, at 8:00 a.m., Eastern time, and any adjournment(s) or postponement(s) thereof. This Proxy Statement is being mailed on or about April 8, 2020 to the stockholders of record of the Company’s common stock, par value $0.001 per share (the “Common Stock”), as of March 23, 2020 (the “Record Date”). This year’s Annual Meeting will be our first time hosting a completely virtual meeting of stockholders, which will be conducted solely online via live webcast. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting www.virtualshareholdermeeting.com/SEEL2020 on Friday, May 15, 2020, at 8:00 a.m., Eastern time. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/SEEL2020, you must enter the control number included in your proxy materials. There is no physical location for the Annual Meeting. We recommend you log in at least 15 minutes before the meeting to ensure you are logged in when the meeting starts. Further instructions on how to attend and participate online are available at www.virtualshareholdermeeting.com/SEEL2020.

Due to the emerging public health impact of the coronavirus, or COVID-19, we have decided to hold our Annual Meeting virtually. We are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state and local governments may impose.

Solicitation and Voting Procedures

The solicitation of proxies will be conducted by mail and the Company will bear all costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to “Beneficial Holders” (as defined below). The Company has engaged a proxy solicitation firm, Morrow Sodali LLC, 470 West Ave, Stamford, CT 06902, and may conduct further solicitation personally, by telephone or by facsimile with the assistances of our officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation. The Company expects that the out-of-pocket costs associated with solicitation of proxies will be approximately $7,500.

As of the Record Date, there were 44,005,044 shares of Common Stock issued and outstanding. Only holders of record of Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters.

Holders of record who hold shares of Common Stock directly on the Record Date must return a proxy by one of the methods described on the proxy card or attend the virtual Annual Meeting in order to vote on the proposals. Investors who hold shares of Common Stock indirectly on the Record Date (“Beneficial Holders”) through a brokerage firm, bank or other financial institution (a “Financial Institution”) must return a voting instruction form to have their shares voted in accordance with their instructions. Financial Institutions have discretion to vote absent instructions with respect to certain routine matters, such as Proposal No. 2, the ratification of the independent registered public accounting firm, but not with respect to matters that are considered non-routine, such as Proposal Nos. 1, 3, 4, 5 and 6, the election of a director, the vote on our 2020 Employee Stock Purchase Plan, the vote on an amendment to our Amended and Restated 2012 Stock Long Term Incentive Plan, the advisory vote on executive compensation and the vote on an amendment to our Amended and Restated Articles of Incorporation, as amended, respectively. A “Broker Non-Vote” occurs when a Financial Institution has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for these non-routine matters.

The presence, in person (electronically) or by proxy, of a majority of the outstanding shares of Common Stock on the Record Date, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments thereof. Abstentions from voting on a proposal and Broker Non-Votes will count for purposes of determining a quorum but will not be counted as votes cast on any proposal. A description of the required vote for each proposal is included within each proposal below.

We urge any stockholder not planning to attend the Annual Meeting to vote their proxy in advance, whether via the Internet (www.proxyvote.com) or by telephone (1-800-690-6903) or by mailing an executed proxy card to us. The deadline to vote by Internet or by telephone is 11:59 P.M. Eastern Time on Thursday, May 14, 2020.

Any holder of record may revoke a proxy submitted in advance of the Annual Meeting by: (i) delivering a written revocation to the Company’s Secretary before the Annual Meeting, (ii) delivering an executed, later-dated proxy or (iii) participating in the Annual Meeting and voting shares electronically during the meeting.

Beneficial Holders who wish to change or revoke their voting instructions should contact their Financial Institution for information on how to do so. Beneficial Holders who wish to attend the Annual Meeting and vote electronically during the meeting should contact their Financial Institution in order to obtain a “legal proxy,” which will allow them to both attend the meeting and vote electronically during the meeting. Without a legal proxy, Beneficial Holders cannot vote electronically during the Annual Meeting.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the nominee listed in Proposal No. 1, FOR each of Proposal No. 2, No. 3, No. 4, No. 5 and No. 6.

PROPOSAL NO. 1

ELECTION OF CLASS III DIRECTOR

Overview

The Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), provide that the Board is to be divided into three classes as nearly equal in number as possible, with directors in each class serving staggered three-year terms. The total Board size is currently fixed at five directors. The Class III director (whose terms expire at the Annual Meeting) is Richard W. Pascoe. The Class II directors (whose terms expire at the 2021 annual meeting of stockholders) are Raj Mehra, Ph.D. and Brian Lian, Ph.D. The Class I director (whose term expires at the 2022 annual meeting of stockholders) is Daniel J. O’Connor, J.D. The Class III directors elected at the Annual Meeting will hold office until the 2023 annual meeting of stockholders, and until their successors are elected and qualified, unless they resign or their seats become vacant due to death, removal or other cause in accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”).

As described below, the Board has nominated Richard W. Pascoe for re-election as a Class III director. The nominee has indicated his willingness to serve if elected. Should the nominee become unavailable for election at the Annual Meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by our Board.

On March 27, 2020, Dr. Robin L. Smith informed the Company that she decided not to stand for re-election to the Board at the Annual Meeting.

Nomination of Directors

The Corporate Governance/Nominating Committee of the Board (the “Corporate Governance/Nominating Committee”), which acts as the nominating committee of the Board, reviews and recommends potential candidates for election to the Board. In reviewing potential candidates, the Corporate Governance/Nominating Committee considers the qualifications described below under the section titled “Board of Directors and Committees and Corporate Governance - Director Nominations and Stockholder Communications.” After reviewing the qualifications of potential Board candidates, the Corporate Governance/Nominating Committee presents its recommendations to the Board, which selects the final director nominees. The Corporate Governance/Nominating Committee recommended the nominee for director identified in this Proxy Statement. We did not pay any fees to any third parties to identify or assist in identifying or evaluating nominees for consideration for election at the Annual Meeting.

Information Regarding Nominee and Incumbent Directors

The Corporate Governance/Nominating Committee has recommended, and the Board has nominated, Richard W. Pascoe to be re-elected as Class III director at the Annual Meeting. The following table contains information about the nominee and about each of the Company’s continuing directors: the year each was first elected a director, their respective ages as of March 31, 2020, the positions currently held with the Company, the year their current term will expire and their current class:

Name	Year Initially Elected	Age	Position(s)	Expiration of Term	Class
Richard W. Pascoe	2013	56	Director	2020	III
Raj Mehra, Ph.D.	2019	60	Chairman, Chief Executive Officer, President and Interim Chief Financial Officer	2021	II
Brian Lian, Ph.D.(1)(2)(3)	2019	54	Director	2021	II
Daniel J. O’Connor, J.D.(1)(2)	2019	55	Director	2022	I
(1)	Member of the Audit Committee.
(2)	Member of the Corporate Governance/Nominating Committee.
(3)	Member of the Compensation Committee.

Class III Director Nominated for Election

The following person has been nominated by our Board to be elected as a Class III director at the Annual Meeting:

Richard W. Pascoe has been a director since March 2013. He has served as the Chairman and Chief Executive Officer of Histogen Inc., a private regenerative medicine company, since January 2019. He previously served as our Chief Executive Officer from March 2013 to January 2019, our Secretary from February 2015 to January 2019, and our Principal Financial Officer and Principal Accounting Officer from December 2016 to January 2019. He joined the Company following the merger of Somaxon Pharmaceuticals, Inc. with Pernix Therapeutics Holdings, Inc. Mr. Pascoe was the Chief Executive Officer of Somaxon from August 2008 until joining the Company and was responsible for the FDA approval of Somaxon’s lead drug Silenor®. Prior to Somaxon, Mr. Pascoe was with ARIAD Pharmaceuticals, Inc., a specialty pharmaceutical company where he was most recently Senior Vice President and Chief Operating Officer. Prior to joining ARIAD in 2005, Mr. Pascoe held a series of senior management roles at King Pharmaceuticals, Inc. (acquired by Pfizer Inc.), including Senior Vice President positions in both marketing and sales, as well as Vice President positions in both international sales and marketing and hospital sales. Prior to King, Mr. Pascoe was in the commercial groups at Medco Research, Inc. (acquired by King), COR Therapeutics, Inc. (acquired by Millennium Pharmaceuticals Inc., the Takeda Oncology Company), B. Braun Interventional and The BOC Group. Mr. Pascoe is a member of the board of directors of KemPharm, Inc., as well as a member of the company’s audit and compensation committees and its lead independent director. He serves as a member of the board of directors of the Johnny Mac Soldiers Fund, a charity for military veterans. Mr. Pascoe is also a member of the board of directors of BIOCOM, as well as its Vice-President of Industry. Mr. Pascoe served as a Commissioned Officer with the U.S. Army 24th Infantry Division and continues to serve as a Civilian Aid to the Secretary of the Army. He is a graduate of the United States Military Academy at West Point where he received a B.S. degree in Leadership. The Board believes Mr. Pascoe is qualified to serve as a director based on the depth and diversity of his experience in senior management of public pharmaceutical companies.

Class II Directors Continuing in Office until 2021

The following directors will continue in office until the 2021 annual meeting of stockholders, or until their earlier resignation or removal in accordance with our Bylaws:

Dr. Raj Mehra has been our President, Chief Executive Officer, Interim Chief Financial Officer and Chairman of the Board of Directors since January 2019. Prior to founding Seelos, Dr. Mehra spent nine years at Auriga USA, LLC as a Managing Director focused on private and public equity investments in global healthcare companies. Prior to Auriga, Dr. Mehra was the sector head for healthcare equity investments at Bennett Lawrence Management, LLC in New York. He also founded and managed a long-short equity hedge fund at Weiss, Peck & Greer LLC. Dr. Mehra started his career as an investment professional at Cowen Asset Management, LLC. Dr. Mehra holds M.S., M.Phil., Ph.D., JD and MBA degrees from Columbia University in New York. He is also a graduate of Indian Institute of Technology, Kanpur, where he was ranked first in his class. The Board believes Dr. Mehra is qualified to serve as our chairman based on his experience in the healthcare industry, including his significant business knowledge based on his experience with healthcare-based investment banking.

Brian Lian Ph.D. has been a director since January 2019. He is the Chair of our Compensation Committee, the Chair of our Corporate Governance/Nominating Committee and a member of our Audit Committee. He is currently President and Chief Executive Officer and a Director of Viking Therapeutics, Inc. (Nasdaq: VKTX), a biopharmaceutical company. Dr. Lian has over 15 years of experience in the biotechnology and financial services industries. Prior to joining Viking, he was a Managing Director and Senior Research Analyst at SunTrust Robinson Humphrey, an investment bank, from 2012 to 2013. At SunTrust Robinson Humphrey, he was responsible for coverage of small and mid-cap biotechnology companies with an emphasis on companies in the diabetes, oncology, infectious disease and neurology spaces. Prior to SunTrust Robinson Humphrey, he was Managing Director and Senior Research Analyst at Global Hunter Securities, an investment bank, from 2011 to 2012. Prior to Global Hunter Securities, he was Senior Healthcare Analyst at The Agave Group, LLC, a registered investment advisor, from 2008 to 2011. Prior to The Agave Group, he was an Executive Director and Senior Biotechnology Analyst at CIBC World Markets, an investment bank, from 2006 to 2008. Prior to CIBC, he was a research scientist in small molecule drug discovery at Amgen, a biotechnology company. Prior to Amgen, he was a research scientist at Microcide Pharmaceuticals, a biotechnology company. Dr. Lian holds an

MBA in accounting and finance from Indiana University, an MS and Ph.D. in organic chemistry from The University of Michigan, and a BA in chemistry from Whitman College. The Board believes Dr. Lian is qualified to serve as a director based on his experience in the healthcare industry, including his significant business knowledge based on his experience with healthcare-based investment banking.

Class I Director Continuing in Office until 2022

The following director will continue in office until the 2022 annual meeting of stockholders, or until his earlier resignation or removal in accordance with our Bylaws:

Daniel J. O’Connor, J.D. has been a director since January 2019. He is the Chair of our Audit Committee and a member of our Corporate Governance/Nominating Committee. He is currently Chief Executive Officer and a director of OncoSec Medical Incorporated. Prior to that, Mr. O’Connor served as President, Chief Executive Officer, Director and in other senior roles at Advaxis, Inc., a cancer immunotherapy company, from January 2013 until his resignation in July 2017. Prior to that, Mr. O’Connor was Senior Vice President and General Counsel for BRACCO Diagnostics Inc., a diagnostic imaging company, from 2008 until 2012; Senior Vice President, General Counsel and Secretary for ImClone Systems Incorporated, a biopharmaceutical company, from 2002 until 2008; and General Counsel at PharmaNet (now inVentiv Health Clinical), a clinical research company, from 1998 until 2001. Mr. O’Connor is a 1995 graduate of the Pennsylvania State University’s Dickinson School of Law in Carlisle, Pennsylvania and currently serves as an Entrepreneur Trusted Advisor to its Dean. He graduated from the United States Marines Corps Officer Candidate School in 1988 and was commissioned as an officer in the U.S. Marines, attaining the rank of Captain while serving in Saudi Arabia during Operation Desert Shield. Mr. O’Connor is currently the Vice Chairman of the Board of the Trustees of BioNJ. In October 2017, Mr. O’Connor was appointed to the New Jersey Biotechnology Task Force by its Governor, and he was formerly a New Jersey criminal prosecutor. The Board believes Mr. O’Connor is qualified to serve as a director based on the depth and diversity of his experience in senior management of pharmaceutical companies.

Executive Officer and Director Interest

Mr. Pascoe has an interest in this Proposal No. 1, as he is currently a member of our Board.

Vote Required and Majority Vote Standard

Members of the Board are elected by a plurality vote. However, pursuant to the Company’s corporate governance guidelines, if the number of nominees for election to the Board is equal to, or less than, the number of seats open for election and a nominee receives a greater number of votes “withheld” than votes “for” such nominee’s election then such nominee must submit an offer of resignation to the Board. The Corporate Governance/Nominating Committee will then consider the offer of resignation and other relevant circumstances and recommend a course of action to the Board. The disinterested members of the Board will then determine whether to accept the offer of resignation.

Any shares that are not voted, for any reason, including abstentions and Broker Non-Votes, will not be counted as votes cast and will not affect the outcome of the election of directors.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the election of the nominees named above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE IDENTIFIED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board (the “Audit Committee”) has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2020, and has further directed that we submit the selection of KPMG for ratification by our stockholders at the Annual Meeting. KPMG audited our financial statements for the year ended December 31, 2019. Although ratification is not required by our Bylaws or otherwise, the Board is submitting this proposal as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG. Even if the selection is ratified, the Audit Committee in its discretion may decide to appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders. A representative of KPMG will be present during the Annual Meeting to make a statement and respond to appropriate questions. The Company does not expect a representative of BDO USA, LLP (“BDO”), the Company’s former independent registered public accounting firm, to be present at the Annual Meeting.

On April 3, 2019, the Company, at the discretion of the Audit Committee of the Board, dismissed BDO as the Company’s independent registered public accounting firm. The Company then engaged KPMG to serve as the Company’s independent registered public accounting firm. The Company filed a Current Report on Form 8-K on April 8, 2019 reporting this change. BDO was not engaged to audit the Company’s financial statements for the fiscal year ended December 31, 2019.

The reports of BDO on the Company’s consolidated financial statements for the fiscal years ended December 31, 2018 and 2017 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report of BDO on the Company’s consolidated financial statements for each of the fiscal years ended December 31, 2018 and 2017 contained an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern.

During the fiscal years ended December 31, 2018 and 2017 and the subsequent interim period through April 3, 2019, there have been no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused BDO to make reference thereto in their reports on the consolidated financial statements for such fiscal years.

During the fiscal years ended December 31, 2018 and 2017 and any subsequent interim period through April 3, 2019, there have been no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K). During the fiscal years ended December 31, 2018 and 2017 and the subsequent interim period through April 3, 2019, neither the Company, nor anyone on its behalf, consulted KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of the Company, and no written report or oral advice was provided to the Company by KPMG that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Fees for Independent Registered Public Accounting Firm

The following is a summary of the fees billed to the Company by KPMG and BDO for professional services rendered for the fiscal years ended December 31, 2019 and 2018, respectively:

	KPMG 2019	BDO 2018
Audit Fees(1)	$414,200	$394,789
Audit Related Fees	—	—
Tax Fees(2)	—	21,500
All Other Fees	—	—
Total All Fees	$414,200	$416,289
(1)	Audit fees consist of estimated fees for professional services rendered for the audit of our annual financial statements included in our Form 10-K filing and review of financial statements included in our quarterly Form 10-Q filings, reviews of registration statements and issuances of consents, comfort letters and services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Consists of fees billed for tax compliance and consulting.

Pre-Approval Policies and Procedures

All audit and non-audit services provided by KPMG must be pre-approved by the Audit Committee. KPMG will provide the Audit Committee with an engagement letter during the first half of the fiscal year, outlining the scope of the proposed services and estimated fees for the fiscal year. Pre-approval may be given for a category of services, provided that (i) the category is reasonably narrow and detailed and (ii) the Audit Committee establishes a fee limit for such category. The Audit Committee may delegate to any other member of the Audit Committee the authority to grant pre-approval of permitted non-audit services to be provided by KPMG between Audit Committee meetings; provided, however, that any such pre-approval shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all audit and permitted non-audit services provided by BDO in fiscal 2018 and such services provided by KPMG in fiscal 2019.

Executive Officer and Director Interest

Our directors and executive officer do not have an interest in this Proposal No. 2.

Required Vote

Assuming that a quorum is present at the Annual Meeting, approval of this proposal requires the affirmative vote of the majority of the votes cast (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal). Abstentions from voting on the proposal and Broker Non-Votes will not be counted as votes cast and accordingly will have no effect upon the outcome of the proposal. If our stockholders do not ratify the selection of KPMG, our Board will consider the selection of KPMG as well as other independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2020.

PROPOSAL NO. 3

APPROVAL OF THE SEELOS THERAPEUTICS, INC. 2020 EMPLOYEE STOCK PURCHASE PLAN

We are asking our stockholders to approve the Seelos Therapeutics, Inc. 2020 Employee Stock Purchase Plan (the “ESPP”) at the Annual Meeting. The ESPP was approved by the Board on March 23, 2020, subject to approval by our stockholders.

Approval of the ESPP will allow us to provide our employees with the opportunity to acquire an ownership interest in the Company through their participation in the ESPP, thereby encouraging them to remain in our service and more closely aligning their interests with those of our stockholders.

If this Proposal No. 3 is approved by our stockholders, the initial number of shares of our Common Stock that may be issued under the ESPP will be 1,000,000 shares. On January 1, 2021 and each January 1 thereafter through January 1, 2030, the number of shares available for issuance under the ESPP shall be cumulatively increased by the least of (i) one percent (1%) of the number of shares issued and outstanding on the immediately preceding December 31 and (ii) such number of shares as determined by the Board or the Compensation Committee. We do not maintain any other employee stock purchase plans. As of the Record Date, a total of 44,005,044 shares of our Common Stock were outstanding. The ESPP share reserve represents approximately 2.3% of the total number of shares of our Common Stock outstanding as of the Record Date.

If this Proposal No. 3 is approved by our stockholders, the ESPP will become effective as of the date of the Annual Meeting. In the event that our stockholders do not approve this Proposal No. 3, the ESPP will not become effective.

Summary of the 2020 Employee Stock Purchase Plan

The material features of the ESPP are described below. The following description of the ESPP is a summary only and is qualified in its entirety by reference to the complete text of the ESPP. Stockholders are urged to read the actual text of the ESPP in its entirety, which is attached hereto as Appendix A.

Purpose. The purpose of the ESPP is to provide a means by which our employees may be given an opportunity to purchase shares of our Common Stock, to assist us in retaining the services of our employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for our success. For participants in the United States, the ESPP is intended to be a tax-qualified plan under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan administrator has discretion to create sub-plans to facilitate participation by employees who are foreign nationals or provide services outside of the United States.

Administration. The Board has the power to administer the ESPP and may also delegate administration of the ESPP to a committee comprised of one or more members of the Board. The Board of Directors has delegated administration of the ESPP to the Compensation Committee of the Board (the “Compensation Committee”), but retains concurrent authority to administer the ESPP. The Board and the Compensation Committee are each considered to be a Plan Administrator for purposes of this Proposal No. 3. The Plan Administrator has the final power to construe and interpret both the ESPP and the rights granted under it. The Plan Administrator has the power, subject to the provisions of the ESPP, to determine when and how rights to purchase our Common Stock will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any of our parent or subsidiary companies will be eligible to participate in the ESPP.

Stock Subject to ESPP. Subject to adjustment for certain changes in our capitalization, the initial number of shares of our Common Stock that may be issued under the ESPP is 1,000,000 shares. On January 1, 2021 and each January 1 thereafter through January 1, 2030, the number of shares available for issuance shall be cumulatively increased by the least of (i) one percent (1%) of the number of shares issued and outstanding on the immediately preceding December 31 and (ii) such number of shares as determined by the Board or the Compensation Committee. If any rights granted under the ESPP terminate without being exercised in full, the shares of Common Stock not purchased under such rights again become available for issuance under the ESPP. The shares of Common Stock issuable under the ESPP will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by us on the open market.

Offerings. The ESPP will be implemented by offerings of rights to purchase our Common Stock to all eligible employees. The Plan Administrator will determine the duration of each offering period, provided that in no event may an offering period exceed 27 months. The Plan Administrator may establish separate offerings which vary in terms (although not inconsistent with the provisions of the ESPP or the requirements of applicable laws). Each offering period will have one or more purchase dates, as determined by the Plan Administrator prior to the commencement of the offering period. The Plan Administrator has the authority to alter the terms of an offering prior to the commencement of the offering period, including the duration of subsequent offering periods. When an eligible employee elects to join an offering period, he or she is granted a right to purchase shares of our Common Stock on each purchase date within the offering period. On the purchase date, all contributions collected from the participant are automatically applied to the purchase of our Common Stock, subject to certain limitations (which are described further below under “Eligibility—Broad-Based Participation”).

The Plan Administrator has the discretion to structure an offering so that if the fair market value of our Common Stock on the first trading day of a new purchase period within the offering period is less than or equal to the fair market value of our Common Stock on the first day of the offering period, then that offering will terminate immediately as of that first trading day, and the participants in such terminated offering will be automatically enrolled in a new offering beginning on the first trading day of such new purchase period.

Eligibility—Broad-Based Participation. Any individual who is employed by us (or by any of our parent or subsidiary companies if such company is designated by the Plan Administrator as eligible to participate in the ESPP) may participate in offerings under the ESPP, provided such individual has been employed by us (or our parent or subsidiary, if applicable) for such continuous period preceding the first day of the offering period as the Plan Administrator may require, but in no event may the required period of continuous employment be equal to or greater than two years. In addition, the Plan Administrator may provide that an employee will not be eligible to be granted purchase rights under the ESPP unless such employee is customarily employed for more than 20 hours per week and five months per calendar year. The Plan Administrator may also provide in any offering that certain of our employees who are “highly compensated” as defined in the Code are not eligible to participate in the ESPP.

No employee will be eligible to participate in the ESPP if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock constituting 5% or more of the total combined voting power or value of all classes of our stock or of any of our parent or subsidiary companies, including any stock which such employee may purchase under all outstanding purchase rights and options. In addition, no employee may purchase more than $25,000 worth of our Common Stock (determined based on the fair market value of the shares at the time such rights are granted) under all our employee stock purchase plans and any employee stock purchase plans of our parent or subsidiary companies for each calendar year during which such rights are outstanding.

As of March 23, 2020, we had six employees.

Participation in the ESPP; Limits on Employee Contributions. An eligible employee may enroll in the ESPP by delivering to us, prior to the date selected by the Plan Administrator as the beginning of an offering period, an agreement authorizing contributions that may not exceed the maximum amount specified by the Plan Administrator, but in any case may not exceed 15% of such employee’s earnings during the offering period. Each participant will be granted a separate purchase right for each offering in which he or she participates. Unless an employee’s participation is discontinued, his or her purchase right will be exercised automatically at the end of each purchase period at the applicable purchase price.

Purchase Price. The purchase price per share at which shares of our Common Stock are sold on each purchase date during an offering period will not be less than the lower of (i) 85% of the fair market value of a share of our Common Stock on the first day of the offering period or (ii) 85% of the fair market value of one share of our Common Stock on the purchase date. As of the Record Date, the closing price of our Common Stock as reported on the Nasdaq Capital Market was $0.4799 per share. The ESPP does not provide for Company matching contributions.

Payment of Purchase Price; Payroll Deductions. The purchase of shares during an offering period generally will be funded by a participant’s payroll deductions accumulated during the offering period. A participant may change his or her rate of contributions, as determined by the Plan Administrator in the offering. All contributions made for a participant are credited to his or her account under the ESPP and deposited with our general funds.

Purchase Limits. In connection with each offering made under the ESPP, the Plan Administrator may specify (i) a maximum number of shares of our Common Stock that may be purchased by any participant on any purchase date pursuant to such offering, which, in any case, may not exceed 15% of such employee’s eligible compensation during the offering period, (ii) a maximum aggregate number of shares of our Common Stock that may be purchased by all participants pursuant to such offering, and/or (iii) a maximum aggregate number of shares of our Common Stock that may be purchased by all participants on any purchase date pursuant to such offering. If the aggregate purchase of shares of our Common Stock issuable upon exercise of purchase rights granted under such offering would exceed any such maximum aggregate number, then the Plan Administrator will make a pro rata allocation of available shares in a uniform and equitable manner.

Withdrawal. Participants may withdraw from a given offering by delivering a withdrawal form to us and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the Plan Administrator. Upon such withdrawal, we will distribute to the employee his or her accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in subsequent offerings under the ESPP.

Termination of Employment. A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by us or any of our parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, we will distribute to the participant his or her accumulated but unused contributions without interest.

Restrictions on Transfer. Rights granted under the ESPP are not transferable except by will, by the laws of descent and distribution, or if permitted by us, by a beneficiary designation. During a participant’s lifetime, such rights may only be exercised by the participant.

Changes in Capitalization. In the event of certain changes in our capitalization, the Plan Administrator will appropriately adjust: (i) the class(es) and maximum number of securities subject to the ESPP; (ii) the class(es) and number of securities subject to, and the purchase price applicable to, outstanding purchase rights; and (iii) the class(es) and number of securities that are the subject of any purchase limits under each ongoing offering.

Effect of Certain Corporate Transactions. In the event of a corporate transaction (as defined in the ESPP and described below), (i) any surviving or acquiring corporation (or its parent company) may assume or continue outstanding purchase rights granted under the ESPP or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the corporate transaction) for such outstanding purchase rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such outstanding purchase rights or does not substitute similar rights for such outstanding purchase rights, then the participants’ accumulated contributions will be used to purchase shares of our Common Stock within ten business days prior to the corporate transaction under such purchase rights, and such purchase rights will terminate immediately after such purchase.

For purposes of the ESPP, a corporate transaction generally will be deemed to occur in the event of the consummation of: (i) a sale or other disposition of all or substantially all of our consolidated assets; (ii) a sale or other disposition of at least 50% of our outstanding securities; (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation; or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our Common Stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of such transaction.

Duration, Amendment and Termination. The Plan Administrator may amend or terminate the ESPP at any time. However, except in regard to certain capitalization adjustments, any such amendment must be approved by our stockholders if such approval is required by applicable law or listing requirements.

Any outstanding purchase rights granted before an amendment or termination of the ESPP will not be materially impaired by any such amendment or termination, except (i) with the consent of the employee to whom such purchase rights were granted; (ii) as necessary to comply with applicable laws, listing requirements or governmental regulations (including Section 423 of the Code); or (iii) as necessary to obtain or maintain favorable tax, listing or regulatory treatment.

Notwithstanding anything in the ESPP or any offering to the contrary, the Plan Administrator will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, if applicable; (ii) permit contributions in excess of the amount designated by a participant and/or via a cash or check payment in lieu of payroll deductions to adjust for mistakes in the Company’s processing of properly completed contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with that participant’s contributions; (iv) amend any outstanding purchase rights or clarify any ambiguities regarding the terms of any offering or purchase period to enable the purchase rights to qualify under and/or comply with Section 423 of the Code; and (v) establish other limitations or procedures as the Plan Administrator determines in its sole discretion are advisable that are consistent with the ESPP and to correct for mistakes in the Company’s processing of properly completed contribution elections; provided in each case that such actions qualify under and/or comply with Section 423 of the Code. Any such actions by the Plan Administrator will not be considered to alter or impair any purchase rights granted under an offering as they are part of the initial terms of each offering and the purchase rights granted under each offering.

Federal Income Tax Information

The following is a summary of the principal United States federal income taxation consequences to participants and us with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of Common Stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Rights granted under the ESPP to our U.S. employees are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of our Common Stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.

If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.

If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.

There are no federal income tax consequences to us by reason of the grant or exercise of rights under the ESPP. We are entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make his or her own decision regarding whether and to what extent to participate in the ESPP. In addition, the Board and the Compensation Committee have not granted any purchase rights under the ESPP that are subject to stockholder approval of this Proposal No. 3. Accordingly, the benefits or amounts that will be received by or allocated to our executive officer and other employees under the ESPP, as well as the benefits or amounts that would have been received by or allocated to our executive officer and other employees for fiscal year 2019 if the ESPP had been in effect, are not determinable.

Executive Officer and Director Interest

Our executive officer has an interest in the approval of the ESPP by our stockholders because our executive officer is eligible to participate in the ESPP. Our non-employee directors will not be eligible to participate in the ESPP.

Required Vote and Recommendation of Board of Directors

Assuming that a quorum is present at the Annual Meeting, approval of this proposal requires the affirmative vote of the majority of the votes cast (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal). Abstentions from voting on the proposal and Broker Non-Votes will not be counted as votes cast and accordingly will have no effect upon the outcome of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF OUR 2020 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL NO. 4

APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED 2012 STOCK LONG TERM INCENTIVE PLAN

Our stockholders are being asked to approve an amendment to our Amended and Restated 2012 Stock Long Term Incentive Plan (the “Amended and Restated 2012 Plan”). The proposed amendment to the Amended and Restated 2012 Plan is referred to herein as the “Plan Amendment.” Our Board approved the Plan Amendment on March 23, 2020, subject to stockholder approval, to increase the maximum number of shares authorized for issuance under the Amended and Restated 2012 Plan by March 23, 2020 shares from 1,619,152 shares to 8,119,152 shares. The Plan Amendment will become effective immediately upon stockholder approval at the Annual Meeting. If the Plan Amendment is not approved by our stockholders, the Plan Amendment will not become effective, the existing Amended and Restated 2012 Plan will continue in full force and effect, and we may continue to grant awards under the Amended and Restated 2012 Plan, subject to its terms, conditions and limitations, using the shares available for issuance thereunder.

Overview of Proposed Amendments

Increase in Share Reserve; ISO Limit. Our Board believes that approval of Plan Amendment is in the best interests of our Company and stockholders because the availability of an adequate number of shares reserved for issuance under our equity compensation plan is an important factor in attracting, motivating and retaining qualified individuals essential to our success. The Amended and Restated 2012 Plan is an amendment to our 2012 Stock Long Term Incentive Plan (the “2012 Plan”), which was first adopted by our Board and approved by our stockholders in 2012. As of March 23, 2020, excluding the requested share reserve increase, a total of 1,619,152 shares of our Common Stock were reserved under the Amended and Restated 2012 Plan, the aggregate number of shares of Common Stock subject to awards outstanding under the Amended and Restated 2012 Plan was 1,538,582 and a total of 80,570 shares of Common Stock remained available under the Amended and Restated 2012 Plan for future issuance. In addition, the Amended and Restated 2012 Plan contains an “evergreen provision” that allows for an annual increase in the number of shares available for issuance under the Amended and Restated 2012 Plan on January 1 of each year during the term of the Amended and Restated 2012 Plan by a number of shares of Common Stock equal to the lesser of: (a) 4% of the number of shares of Common Stock issued and outstanding on a fully-diluted basis as of the close of business on the immediately preceding December 31, or (b) a number of shares of Common Stock set by our Board. The reserve increase pursuant to the evergreen provision of the Amended and Restated 2012 Plan on January 1, 2020 was 1,245,354 shares and this increase is included in the total number of shares currently reserved for issuance under the Amended and Restated 2012 Plan as of March 23, 2020, set forth above. The reserve was not increased pursuant to the evergreen provision of the Amended and Restated 2012 Plan on January 1, 2019.

Pursuant to the Plan Amendment, an additional 6,500,000 shares will be reserved for issuance under the Plan Amendment. Notwithstanding the foregoing, the maximum number of shares of Common Stock that may be issued or transferred pursuant to incentive stock options (“ISOs”), as defined under Section 422(b) of the Code, under the Amended and Restated 2012 Plan, as amended by the Plan Amendment (the “Amended 2012 Plan”), shall be 10,000,000 shares, as increased on the first January 1 after the approval of the Amended 2012 Plan and each January 1 thereafter during the term of the Amended 2012 Plan by a number of shares of Common Stock equal to the lesser of: (i) 1,760,201 shares, or (ii) a number of shares of Common Stock set by the Board on or prior to each such January 1. All of the foregoing numbers shall be subject to adjustment pursuant to the terms of the Amended 2012 Plan in the event of certain corporate events as described below under the section titled “Adjustments.”

Unless the Plan Amendment is authorized and approved by our stockholders, the number of shares available for issuance under the Amended and Restated 2012 Plan may be too limited to effectively achieve its purpose as a powerful incentive and retention tool for employees, directors and consultants that benefits all of our stockholders. The increase will enable us to continue our policy of equity ownership by employees, directors and consultants as an incentive to contribute to our success. Without sufficient stock options to effectively attract, motivate and retain employees, we would be forced to consider cash replacement alternatives to provide a market-competitive total compensation package necessary to attract, retain and motivate the individual talent critical to the future success of our company. These cash replacement alternatives would then reduce the cash available for research and development, operations and other purposes. Our equity incentive program is broad-based. As of March 23, 2020, all of our six employees had received grants of equity awards and all four of our non-employee directors had received grants of equity awards.

The Amended and Restated 2012 Plan is not being amended in any material respect other than to reflect the Plan Amendment, as described above.

Equity Incentive Awards Are Critical to Long Term Stockholder Value Creation

The table below presents information about the number of shares that were subject to outstanding equity awards under our equity incentive plans and the shares remaining available for issuance under the Amended and Restated 2012 Plan, each at December 31, 2019, and the proposed increase in shares authorized for issuance under the Plan Amendment. The Amended and Restated 2012 Plan, the NexMed, Inc. 2006 Stock Incentive Plan (the “2006 Plan”), the Seelos Therapeutics, Inc. 2016 Equity Incentive Plan (the “2016 Plan”) and the Seelos Therapeutics, Inc. 2019 Inducement Plan (the “Inducement Plan”) are the only equity incentive plans we currently have in place and awards may only be granted pursuant to the Amended and Restated 2012 Plan and the Inducement Plan.

	Number of Shares #	As a % of Shares Outstanding(1)	Dollar Value $(2)
2006 Plan
Options outstanding	3,000	0.0%	$4,020
Weighted average exercise price of outstanding options	$753.00
Weighted average remaining term of outstanding options	3.2 years

Amended and Restated 2012 Plan
Restricted stock units outstanding	—	—%	$—
Options outstanding	390,582	1.5%	$523,380
Weighted average exercise price of outstanding options	$6.03
Weighted average remaining term of outstanding options	9.1 years
Shares remaining available for grant under the Amended and Restated 2012 Plan(3)	—	—%	$—

2016 Plan
Options outstanding	30,816	0.1%	$41,293
Weighted average exercise price of outstanding options	$0.65
Weighted average remaining term of outstanding options	6.7 years

Inducement Plan
Options outstanding	97,285	0.4%	$130,362
Weighted average exercise price of outstanding options	$1.60
Weighted average remaining term of outstanding options	9.6 years
Shares remaining available for grant under the Inducement Plan	902,715	3.3%	$1,209,638

Plan Amendment
Proposed increase in shares available for issuance under Plan Amendment (over existing share reserve under Amended and Restated 2012 Plan)	6,500,000	24.0%	$8,710,000
(1)	Based on 27,028,533 shares of our Common Stock outstanding as of December 31, 2019.
(2)	Based on the closing price of our Common Stock on December 31, 2019, or $1.34 per share.
(3)	Does not include possible future increases to the share reserve under the evergreen provision of the Plan Amendment. Pursuant to the evergreen provision, up to the lesser of (a) 4% of the outstanding shares of our Common Stock on a fully diluted basis or (b) a number of shares set by the Board, may become available for issuance under the Plan Amendment during its term. For instance, in January 2020, 1,245,354 shares were added to the Amended and Restated 2012 Plan, which represented 4% of the outstanding shares of our Common Stock on a fully diluted basis as of December 31, 2019. These shares have an aggregate dollar value of $1,668,774 based on the closing price of our Common Stock on December 31, 2019 (the last trading day of 2019), or $1.34 per share.

In determining whether to approve the proposed increase to the share reserve under the Plan Amendment over the share reserve under the existing Amended and Restated 2012 Plan, our Board considered the following:

•	The 8,119,152 shares to be initially reserved for issuance under the Plan Amendment represents an increase of 6,500,000 shares from the aggregate number of shares reserved for issuance under the Amended and Restated 2012 Plan as of March 23, 2020, and represents approximately 18.5% of the outstanding Common Stock as of such date.
•	In determining the size of the share reserve under the Plan Amendment, our Board considered the number of equity awards granted by the Company during 2019 and the substantial changes to the capitalization structure of the Company that occurred as a result of the reserve stock split and the merger transaction with Seelos Therapeutics, Inc., a Delaware corporation (now known as Seelos Corporation (“STI”)), after the start of fiscal year 2019, which had the effect of significantly diminishing the share reserve under the Amended and Restated 2012 Plan. In calendar year 2019, the Company’s annual equity burn rate (calculated by dividing the number of shares subject to equity awards granted during the year by the weighted-average number of shares outstanding during the applicable year) under our equity plans was 2.4%.
•	We expect the proposed aggregate share reserve under the Plan Amendment to provide us with enough shares for awards for approximately two years, assuming we continue to grant awards consistent with our current practices and historical usage, as reflected in our historical burn rate, assuming we receive the maximum annual evergreen increases under the Amended 2012 Plan during the remainder of its term, and further dependent on the price of our shares and hiring activity during the next few years, forfeitures of outstanding awards, and noting that future circumstances may require us to change our current equity grant practices. We cannot predict our future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the Amended 2012 Plan could last for a shorter or longer time.
•	In fiscal year 2019 the end of year overhang rate (calculated by dividing (1) the sum of the number of shares subject to equity awards outstanding at the end of the calendar year plus shares remaining available for issuance for future awards at the end of the calendar year by (2) the number of shares outstanding at the end of the calendar year) was 5.3%. If the Plan Amendment is approved, we expect our overhang at the end of 2020 will be approximately 20.8%, excluding any possible future grants currently unforeseen to us.

In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the extremely competitive labor markets in which we compete, our Board has determined that the size of the share reserve under the Amended 2012 Plan is reasonable and appropriate at this time. Our Board will not create a subcommittee to evaluate the risk and benefits for issuing shares under the Amended 2012 Plan.

Stockholder Approval Requirement for the Proposal

As previously disclosed, because our Common Stock is listed on the Nasdaq Stock Market, we are subject to the Nasdaq listing standards set forth in its Marketplace Rules. We are required under Marketplace Rule 5635(c) to seek stockholder approval of our proposed amendment to increase the number of shares authorized for issuance. Therefore, we are requesting stockholder approval for this Proposal No. 4 under this Nasdaq listing standard. Stockholder approval of the Plan Amendment is also necessary in order for us to grant ISOs thereunder.

Summary of the Amended 2012 Plan

The following summary of certain features of the Amended 2012 Plan is qualified in its entirety by reference to the full text of the Amended 2012 Plan, which is attached as Appendix B to this Proxy Statement. All capitalized terms used but not defined herein have the respective meanings ascribed to them in the Amended 2012 Plan.

Under the Amended 2012 Plan, we may issue various types of stock-based awards, including ISOs, non-incentive stock options (“NSOs”), restricted and unrestricted stock awards of our Common Stock, stock unit awards, stock appreciation rights (“SARs”), dividend equivalent rights, other stock-based awards, as well as certain cash awards (together, “Awards”).

Our Board believes that these types of awards are an integral part of the compensation packages to be offered to our executives, directors, employees and consultants and that the grant of these types of awards, which align the interests of the recipients with those of our stockholders, is an effective method to attract and retain employees in an industry characterized by a high level of employee mobility and aggressive recruiting of the services of a limited number of skilled personnel.

Nature and Purposes of the Amended 2012 Plan

The purposes of the Amended 2012 Plan are to attract and recruit talented employees, to induce certain individuals to remain in the employ of, or to continue to serve as directors of, or as independent consultants to, our Company and our present and future subsidiary corporations, and to encourage such individuals to secure or increase on reasonable terms their stock ownership in our Company. Our Board believes that the granting of Awards under the Amended 2012 Plan will promote continuity of management, increased incentive and personal interest in our welfare, and aid in securing our growth and financial success.

Duration and Modification

The Amended 2012 Plan will terminate on August 26, 2028, unless the Administrator (as defined below) determines to terminate it earlier. No Awards may be granted after that date, although previously granted Awards may continue in accordance with their terms. The Administrator may at any time terminate the Amended 2012 Plan or make such modifications to the Amended 2012 Plan as it may deem advisable. The Administrator, however, may not, without approval by our stockholders (except pursuant to the evergreen feature) approve any amendment to the Amended 2012 Plan to the extent, if any, such approval is required by law (including the Code and applicable stock exchange rules). Neither the Amended 2012 Plan nor outstanding Awards may be amended to effect a repricing of Awards without stockholder approval, as described below. The Administrator may not alter the terms of an Award so as to materially and adversely affect an Award holder’s rights under the Award without his or her consent, unless the Administrator expressly reserved the right to do so at the time of the Award.

Repricing Prohibited

The Administrator may not, without the approval of our stockholders, authorize the amendment of the Amended 2012 Plan or any outstanding award if such amendment would reduce the exercise price per share of any stock option or SAR or otherwise constitute a repricing and, without the approval of our stockholders, the Administrator shall not approve a repurchase or exchange by us for cash, other awards or other property of stock options or SARs for which the exercise price or base price, as applicable, exceeds the fair market value of a share of our Common Stock as of the date of such repurchase or exchange.

Administration of the Plan

The term “Administrator” as used in this Proposal No. 4 refers to the person (the Compensation Committee of our Board and its delegates) charged with administering the incentive plans. The Amended 2012 Plan is administered by the Compensation Committee. The Compensation Committee has the discretion to determine the participants under the Amended 2012 Plan, the types, terms and conditions of the Awards, including performance and other earn out and/or vesting contingencies, interpret the Amended 2012 Plan’s provisions and administer the Amended 2012 Plan in a manner that is consistent with its purpose. To administer the Amended 2012 Plan with respect to certain Awards, the Compensation Committee must consist solely of at least two members of our Board, each of whom is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act, and, with respect to awards that are intended to constitute performance-based compensation under Section 162(m), an “outside director” for purposes of Section 162(m). Notwithstanding the foregoing, the full Board will be the “Administrator” for purposes of awards to non-employee directors.

Eligibility and Extent of Participation

Participation in the Plan Amendment is limited to those employees and directors, as well as consultants and advisors, who in the Administrator’s opinion are in a position to make a significant contribution to our success and that of affiliated entities and who are selected by the Administrator to receive an Award. As of March 23,

2020, we had six employees and four non-employee directors who would be eligible to participate in the Amended and Restated 2012 Plan. Also as of March 23, 2020, we had five active consultants who would be eligible to participate in the Amended and Restated 2012 Plan.

Stock Options

Under the Amended 2012 Plan, the Compensation Committee may grant Awards in the form of options to purchase shares of Common Stock. Stock options give the holder the right to purchase shares of our Common Stock within a specified period of time at a specified price. Two types of stock options may be granted under the Amended 2012 Plan: ISOs, which are subject to special tax treatment as described below, and NSOs. Eligibility for ISOs is limited to our employees and employees of our subsidiaries. The initial per share exercise price for an ISO may not be less than 100% of the fair market value of a share of Common Stock on the date of grant, or 110% of such fair market value with respect to a participant who, at such time, owns stock representing more than 10% of the total combined voting power of the Common Stock. The initial per share exercise price for an NSO may not be less than 100% of the fair market value of a share of underlying Common Stock on the date of grant. The closing share price per share of our Common Stock on the Nasdaq Capital Market on March 23, 2020 was $0.4799.

No option granted pursuant to the Amended 2012 Plan may be exercised more than 10 years after the date of grant, except that ISOs granted to participants who own more than 10% of the total combined voting power of the Common Stock at the time the ISO is granted may not be exercised more than five years after the date of grant.

Restricted and Unrestricted Awards of Common Stock; Stock Units

The Amended 2012 Plan also permits the grant of restricted or unrestricted shares of Common Stock, as well as stock units. Generally, awards of restricted stock are subject to the requirement that the shares be forfeited or resold to us unless specified conditions are met and that the shares remain nontransferable until vested. Subject to these and other conditions that may be imposed by the Administrator, the recipient of an award of restricted stock has all the rights of a stockholder, including the right to vote and to receive dividends. Stock units are awards that may be denominated in shares of Common Stock that provide for the future delivery of the shares or cash measured by the future value of the shares. Stock units may be made subject to vesting and other conditions and restrictions but, unlike awards of restricted stock, do not give the holder the rights of a stockholder until and unless actual shares of Common Stock are delivered in the future.

Dividend Equivalents

The Amended 2012 Plan also provides that the Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to our Common Stock subject to an award whether or not the holder of such award is otherwise entitled to share in the actual dividend or distribution in respect of such award. Any entitlement to dividend equivalents or similar entitlements shall be established and administered either consistent with exemption from, or in compliance with, the requirements of Section 409A. No dividend equivalents may be payable with respect to stock options or SARs. Dividend equivalents granted in respect of awards subject to vesting may not be paid under the Amended 2012 Plan unless and until such underlying awards have vested.

Stock Appreciation Rights

The Amended 2012 Plan also permits the grant of Awards of SARs, which are grants of the right to receive cash or shares of Common Stock, upon exercise with an aggregate fair market value equal to the value of the SAR. The value of a SAR with respect to one share of Common Stock on any date is the excess of the fair market value of a share on such date over the base value on the grant date. The minimum base value for SARs is the fair market value of the Common Stock at the time of grant and the maximum term of a SAR is 10 years from the date of grant.

Cash Awards

The Amended 2012 Plan may also be used to grant cash-based awards, including performance awards, as described below.

Performance Awards

Awards, including both stock-based and cash-based awards, may be conditioned on the satisfaction of specified performance criteria. The performance criteria used in connection with a particular performance award will be determined by the Administrator. The Administrator may use measures of performance relating to any or any combination of performance criteria, including without limitation, the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A performance criterion and any related targets need not be based on an increase, a positive or improved result, or avoidance of loss. In addition, the Administrator may provide that performance criteria or payouts under an Award will be adjusted in an objectively determinable manner to reflect events occurring during the performance period that would affect the performance criteria or payouts. The Administrator will determine whether performance targets or goals chosen for a particular Award have been met.

Other Stock-Based Awards

Under the Amended 2012 Plan, the Administrator may grant other types of equity-based awards that are convertible into or otherwise based upon our Common Stock.

Transferability

Neither ISOs nor, except as the Administrator otherwise expressly provides, other Awards may be transferred other than by will or by the laws of descent and distribution. During a recipient’s lifetime an ISO and, except as the Administrator may provide, other non-transferable Awards requiring exercise may be exercised only by the recipient.

Shares Subject to the Plan Amendment

A total of 8,119,152 shares of our Common Stock will be reserved under the Amended 2012 Plan. The Amended 2012 Plan contains an “evergreen” feature, under which the number of shares of Common Stock authorized for issuance and available for future grants under the Amended 2012 Plan will be increased each January 1 by a number of shares of Common Stock equal to the lesser of: (a) 4% of the number of shares of Common Stock issued and outstanding on a fully-diluted basis as of the close of business on the immediately preceding December 31, or (b) a number of shares of Common Stock set by our Board.

The aggregate maximum number of shares available under the Amended 2012 Plan will be determined, to the extent consistent with the ISO rules, net of shares of Common Stock withheld by the Company in payment of the exercise price of an Award or in satisfaction of tax withholding requirements with respect to the Award and without including any shares of Common Stock underlying Awards settled in cash or which otherwise expire or become unexercisable without having been exercised or are forfeited to or repurchased by the Company due to failure to vest.

Notwithstanding the foregoing, the maximum number of shares of Common Stock that may be issued or transferred pursuant to ISOs under the Amended 2012 Plan shall be 10,000,000 shares, as increased on the first January 1 after the approval of the Amended 2012 Plan and each January 1 thereafter during the term of the Amended 2012 Plan by a number of shares of Common Stock equal to the lesser of: (i) 1,760,201 shares, or (ii) a number of shares of Common Stock set by the Board on or prior to each such January 1.

To the extent consistent with the rules applicable to ISOs, the Nasdaq rules, and any other applicable legal requirements (including applicable stock exchange requirements, if any), Common Stock issued under awards that are the result of converting, replacing, or adjusting equity awards of an acquired company in connection with the acquisition will not reduce the number of shares available for Awards under the Plan Amendment and such shares will not be subject to the per participant limits described above.

All of the foregoing numbers shall be subject to adjustment pursuant to the terms of the Amended 2012 Plan in the event of certain corporate events as described below under the section titled “Adjustments.”

In addition, under the Amended 2012 Plan, the total aggregate value of cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of awards granted to a non-employee director as compensation for services as a non-employee director during any calendar year under the Amended 2012 Plan may not exceed $400,000 (increased to $600,000 in the fiscal year of a non-employee director’s initial service as a non-employee director). For the avoidance of doubt, an award made to an individual as compensation for his or her services as an employee of us or in lieu of compensation otherwise payable to such individual for his or her services as an employee of us, even if made concurrently with or following his or her termination of employment but while such individual is still serving as a non-employee director, shall not be treated as compensation for services as a non-employee director for purposes of this limitation, even if such award is subject to vesting based on continued services as a non-employee director. The Administrator may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.

Adjustments

In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in our capital structure that constitutes an equity restructuring within the meaning of FASB ASC Topic 718, the Administrator shall make appropriate adjustments to the maximum number of shares that may be delivered under the Plan Amendment, and shall also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards then outstanding or subsequently granted, any exercise prices relating to awards and any other provision of awards affected by such change. The Administrator may also make adjustments to take into account distributions to stockholders other than those provided for in the preceding sentence, or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Amended 2012 Plan and to preserve the value of awards made hereunder, having due regard for the qualification of ISOs under Section 422 and the requirements of Section 409A, to the extent applicable.

Mergers and Similar Transactions

In the event of a consolidation or merger in which we are not the surviving corporation or which results in the acquisition of substantially all of our Common Stock by a person or entity or by a group of persons or entities acting together, or in the event of a sale of substantially all of our assets or our dissolution or liquidation, the Administrator may provide for the assumption or continuation of all or some Awards, the grant of substitute Awards, a cash-out payment for all or some Awards or the acceleration of all or some Awards. Following any such transaction, all Awards that have not been assumed will terminate.

Forfeiture and Clawback Provisions

Pursuant to its general authority to determine the terms and conditions applicable to awards under the Amended 2012 Plan, the Administrator has the right to provide, in an award agreement or otherwise, that an award shall be subject to the provisions of any recoupment or clawback policies implemented by us, including, without limitation, any recoupment or clawback policies adopted to comply with the requirements of applicable law or stock exchange listing standards, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

Securities Laws

The Amended 2012 Plan is intended to conform to all provisions of the Securities Act of 1933, as amended, and the Exchange Act, and any and all regulations and rules promulgated by the Securities and Exchange Commission (the “SEC”) thereunder, including without limitation Rule 16b−3. The Amended 2012 Plan will be administered, and options will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.

United States Federal Income Tax Consequences

The following discussion summarizes the U.S. federal income tax consequences of the granting and exercise of Awards under the Amended 2012 Plan, and the sale of any Common Stock acquired as a result thereof, is based on an analysis of the Code as currently in effect, existing laws, judicial decisions and administrative rulings and regulations, all of which are subject to change. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the Amended 2012 Plan, not does it cover state and/or local income tax consequences in the jurisdiction in which a participant works and/or resides. The tax consequences of Awards issued to participants outside of the U.S. may differ from the U.S. tax consequences. Participants should consult their tax advisors about the potential tax consequences of participating in the Amended 2012 Plan.

Incentive Stock Options:

In general, neither the grant nor the exercise of an ISO will result in taxable income to an optionee or a deduction to us. For purposes of the alternative minimum tax, however, the spread on the exercise of an ISO will be considered as part of the optionee’s income in the year of exercise of an ISO.

The sale of the shares of Common Stock received pursuant to the exercise of an ISO which satisfies the holding period rules will result in capital gain to an optionee and will not result in a tax deduction to the Company. To receive incentive stock option treatment as to the shares acquired upon exercise of an ISO, an optionee must not dispose of such shares within two years after the option is granted or within one year after the exercise of the option. In addition, an optionee generally must be an employee of the Company (or a subsidiary of the Company) at all times between the date of grant and the date three months before exercise of the option.

If the holding period rules are not satisfied, the portion of any gain recognized on the disposition of the shares acquired upon the exercise of an ISO that is equal to the lesser of (a) the fair market value of the Common Stock on the date of exercise minus the exercise price or (b) the amount realized on the disposition minus the exercise price, will be treated as ordinary income, with any remaining gain being treated as capital gain. Subject to Section 162(m) of the Code, the Company will generally be entitled to a deduction equal to the amount of such ordinary income. The Company is not entitled to a deduction with respect to any remaining capital gain or loss.

Restricted Stock Awards:

Restricted stock awards are generally subject to ordinary income tax at the time the restrictions (the “risk of forfeiture”) lapse, subject to valid deferral elections made in compliance with Section 409A under the Code, which may allow the awardee to defer the receipt of the underlying shares and thereby defer the recognition of taxable income. When the risk of forfeiture lapses, he or she will have ordinary income equal to the excess of the fair market value of the shares at the time over the purchase price, if any. Subject to Section 162(m) of the Code, we will be entitled to a corresponding income tax deduction at the time the participant recognizes ordinary income.

The participant may make an election under Section 83(b) of the Code to be taxed on restricted stock at the time it is acquired rather than later, when the substantial risk of forfeiture lapses. The so-called “83(b) election” must be made not later than thirty (30) days after the transfer of the shares to the participant and must satisfy certain other requirements. If the participant makes an effective 83(b) election, he or she will realize ordinary income equal to the fair market value of the shares as of the time of acquisition, less any price paid for the shares. Fair market value for this purpose is to be determined without regard to the forfeiture restrictions. If he or she makes an effective 83(b) election, no additional income will result by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the plan, the holding period in the shares begins when the participant realizes taxable income with respect to the transfer. The tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if the participant makes an effective 83(b) election in connection with an award or purchase of stock subject to a substantial risk of forfeiture and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what he or she paid for the shares (if anything) over the amount (if any) reimbursed in connection with the forfeiture.

Stock Units:

An award of stock units does not itself result in taxable income. When the participant actually acquires the shares of stock or cash issuable upon vesting or settlement of a stock unit, unless the shares are restricted, he or she will have ordinary income equal to the value of the shares at that time. Subject to Section 162(m) of the Code, we will be entitled to a corresponding income tax deduction at the time the participant recognizes ordinary income.

Stock Appreciation Rights:

The participant receiving a SAR will not recognize taxable income at the time the SAR is granted nor does taxable income result merely because a SAR becomes exercisable. In general, if a participant exercises a stock appreciation right for shares of stock or receives payment in cancellation of a stock appreciation right he or she will have ordinary income equal to the amount of any cash and the fair market value of any stock received. Subject to Section 162(m) of the Code, we will be entitled to a corresponding income tax deduction at the time the participant recognizes ordinary income. We will be entitled to a tax deduction equal to the amount of ordinary income the participant is required to recognize as a result.

Dividend Equivalents and Other Stock- or Cash-Based Awards:

An Amended 2012 Plan participant will not recognize taxable income and we will not be entitled to a tax deduction upon the grant of dividend equivalents, stock payment awards or other stock- or cash-based awards until cash or shares are paid or distributed to the participant. At that time, any cash payments or the fair market value of shares that the participant receives will be taxable to the participant at ordinary income tax rates. Subject to Section 162(m) of the Code, we will be entitled to a corresponding income tax deduction at the time the participant recognizes ordinary income. Payments in shares will be valued at the fair market value of the shares at the time of the payment, and upon the subsequent disposition of the shares, the participant will recognize a capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

Limits on Deductions:

In general, under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year. Prior to the Tax Cuts and Jobs Act (“TCJA”), compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1 million deduction limitation. As part of the TCJA, the ability to rely on this exemption was, with certain limited exceptions, eliminated; in addition, the definition of covered employees was expanded to generally include all named executive officers. Certain awards under the Amended and Restated 2012 Plan granted prior to November 2, 2017 may be grandfathered from the changes made by the TCJA under certain limited transition relief, however, for grants after that date and any grants which are not grandfathered, we will no longer be able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee. There is no guarantee that any Awards will be eligible for the transition relief or that we will be able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee under the Amended and Restated 2012 Plan or the Amended 2012 Plan.

New Plan Benefits

As of March 23, 2020, each of our Named Executive Officers and the other groups identified below have been granted the following equity awards under the Amended and Restated 2012 Plan that remained outstanding as of such date:

Name and Principal Position(s)	Stock Options (#)	Restricted Stock Units (#)
Raj Mehra, Ph.D., Chief Executive Officer, President and Interim Chief Financial Officer	731,000	—
Richard W. Pascoe, Former Chief Executive Officer, Secretary and Director	45,832	—
Neil Morton, Former Senior Vice President, Chief Business Officer	—	—
All current executive officers as a group (1 person)	731,000	—
All current non-executive directors as a group (4 persons)(1)	213,832	—
All employees, including all current officers who are not executive officers, as a group (5 persons)	617,750	—
(1)	We expect to continue to make automatic equity awards under the Plan Amendment to our non-employee directors pursuant to our non-employee director compensation policy, as described below under the section titled “Executive Compensation-Director Compensation”.

All other future grants under the Amended and Restated 2012 Plan and the Amended 2012 Plan are within the discretion of our Board or the Compensation Committee and the benefits of such grants are, therefore, not determinable.

Executive Officer and Director Interest

Our directors and executive officer have an interest in the approval of the Plan Amendment by our stockholders because our directors and executive officer are eligible to participate in the Amended 2012 Plan.

Required Vote and Recommendation of Board of Directors

Assuming that a quorum is present at the Annual Meeting, approval of this proposal requires the affirmative vote of the majority of the votes cast (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal). Abstentions from voting on the proposal and Broker Non-Votes will not be counted as votes cast and accordingly will have no effect upon the outcome of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO OUR AMENDED AND RESTATED 2012 STOCK LONG TERM INCENTIVE PLAN.

PROPOSAL NO. 5

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. In particular, our compensation program rewards financial, strategic and operational performance and the goals set for each performance category support our short and long-term plans.

We are requesting that our stockholders vote to approve the compensation of our Named Executive Officers (as defined below) as described below under the section titled “Executive Compensation” pursuant to the SEC’s compensation disclosure rules, which disclosures include the compensation tables and the narrative discussion following the compensation tables.

This advisory vote is generally referred to as a “say-on-pay vote” and is being provided pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the results of the advisory vote held at our 2019 annual meeting of stockholders on the frequency of future say-on-pay votes, we are conducting say-on-pay votes every year.

The Board is asking stockholders to cast an advisory (non-binding) vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion within the section of the Company’s proxy statement entitled “Executive Compensation,” is hereby APPROVED.”

Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our stockholders and will consider the outcome of the vote when determining future compensation arrangements for our Named Executive Officers.

Executive Officer and Director Interest

Our executive officer has an interest in this Proposal No. 5, as the compensation for our executive officer is subject to this vote.

Required Vote

Assuming that a quorum is present at the Annual Meeting, approval of this proposal requires the affirmative vote of the majority of the votes cast (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal). Abstentions from voting on the proposal and Broker Non-Votes will not be counted as votes cast and accordingly will have no effect upon the outcome of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION TABLES AND NARRATIVE DISCUSSION WITHIN THE SECTION OF THIS PROXY STATEMENT ENTITLED “EXECUTIVE COMPENSATION”.

PROPOSAL NO. 6

APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO A TOTAL NUMBER OF 360,000,000 SHARES

Our stockholders are being asked to approve an amendment to our Articles of Incorporation to increase the number of authorized shares of Common Stock. On March 23, 2020, the Board approved a proposal to amend the Articles of Incorporation to increase the number of authorized shares of Common Stock from 120,000,000 shares to 360,000,000 (the “Share Increase”). As of the close of business on the Record Date, there were 44,005,044 shares of Common Stock issued and outstanding, and 6,221,039 shares of Common Stock were reserved for issuance under long-term equity incentive plans and warrants to purchase Common Stock. Accordingly, of the total number of shares of Common Stock currently authorized under our Articles of Incorporation, 69,773,917 shares of Common Stock remain available for issuance or may be reserved for issuance. If the ESPP in Proposal No. 3 and the Plan Amendment in Proposal No. 4 are approved by the stockholders at the Annual Meeting, a total of 13,721,039 shares of Common Stock would be reserved for issuance under long-term equity incentive plans, the ESPP and warrants to purchase Common Stock and accordingly, of the total number of shares of Common Stock currently authorized under our Articles of Incorporation, 62,273,917 shares of Common Stock would remain available for issuance or reservation for issuance.

Form of the Amendment

The proposed amendment (the “Amendment”) would amend Paragraph A of Article FIFTH of our Articles of Incorporation to read in its entirety as follows:

“FIFTH: A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is three hundred seventy million (370,000,000), consisting of three hundred sixty million (360,000,000) shares of Common Stock, par value one-tenth of one cent ($0.001) per share (the “Common Stock”), and ten million (10,000,000) shares of preferred stock, par value one-tenth of one cent ($0.001) per share (the “Preferred Stock”).”

Background and Reasons for the Share Increase

The Articles of Incorporation currently authorize the issuance of up to 120,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. As of the close of business on the Record Date, there were 44,005,044 shares of Common Stock issued and outstanding, and 6,221,039 shares of Common Stock were reserved for issuance under long-term equity incentive plans and warrants to purchase Common Stock. Accordingly, of the total number of shares of Common Stock currently authorized under our Articles of Incorporation, 69,773,917 shares of Common Stock remain available for issuance or may be reserved for issuance. If the ESPP in Proposal No. 3 and the Plan Amendment in Proposal No. 4 are approved by the stockholders at the Annual Meeting, a total of 13,721,039 shares of Common Stock would be reserved for issuance under long-term equity incentive plans, the ESPP and warrants to purchase Common Stock and accordingly, of the total number of shares of Common Stock currently authorized under our Articles of Incorporation, 62,273,917 shares of Common Stock would remain available for issuance or reservation for issuance.

If the Amendment is approved by stockholders, upon its effectiveness we will have a total of 360,000,000 authorized shares of Common Stock, with 44,005,044 shares of Common Stock issued and outstanding (as of the Record Date), and 6,221,039 shares reserved for issuance under long-term equity incentive plans and warrants to purchase Common Stock, leaving available 309,773,917 shares of Common Stock authorized and unissued and not reserved for any specific purpose. If the ESPP in Proposal No. 3 and the Plan Amendment in Proposal No. 4 are approved by the stockholders at the Annual Meeting, a total of 13,721,039 shares of Common Stock would be reserved for issuance under long-term equity incentive plans, the ESPP and warrants to purchase Common Stock, leaving available 302,273,917 shares of Common Stock authorized and unissued and not reserved for any specific purpose.

The Board recommends that stockholders approve this Amendment. Under applicable Nevada law, the affirmative vote of the stockholders holding a majority of the outstanding shares of Common Stock is required for approval of the Amendment. Abstentions from voting on this proposal and Broker Non-Votes will not be counted as votes cast and accordingly will have the same effect as a vote against this Proposal No. 6.

Purpose of the Amendment

The Board believes it is in the best interest of the Company to increase the number of authorized shares of Common Stock in order to give the Company greater flexibility in considering and planning for future general corporate needs, including, but not limited to, grants under equity compensation plans, stock splits, financings, potential strategic transactions, as well as other general corporate transactions. The Board believes that additional authorized shares of Common Stock will enable the Company to take timely advantage of market conditions and favorable financing and acquisition opportunities that become available to the Company by allowing the issuance of such shares without the expense and delay of another stockholder meeting. The Board anticipates that it may need to implement a reverse split of the Common Stock during the second or third quarter of 2020 in order to maintain compliance with the listing rules of the Nasdaq Capital Markets or for other reasons determined appropriate by the Board, which would reduce the authorized number of shares of Common Stock.

The Company is currently party to an equity distribution agreement (the “Equity Distribution Agreement”) with Piper Jaffray & Co., as sales agent (“Piper Jaffray”), pursuant to which the Company may offer and sell, from time to time, through Piper Jaffray up to $50,000,000 in shares of Common Stock. However, on August 23, 2019, we suspended our continuous offering under the Equity Distribution Agreement. Further, as a result of our failure to timely file our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, we are currently ineligible to file new short form registration statements and, absent a waiver of the Form S-3 eligibility requirements, we are no longer permitted to use our existing registration statements on Form S-3 as of March 17, 2020, the filing date of our Annual Report on Form 10-K. As a consequence, absent a waiver of the Form S-3 eligibility requirements, we are not permitted to sell all of the amount of Common Stock we could otherwise sell under the Equity Distribution Agreement (if we determine to un-suspend the continuous offering thereunder). Absent a waiver of the Form S-3 eligibility requirements and assuming we continue to timely file our required Exchange Act reports, the earliest we would regain the ability to use Form S-3 is June 1, 2020. The Company has no current plan, commitment, arrangement, understanding or agreement to issue shares of Common Stock from the additional 240,000,000 shares that would be authorized if the Amendment is approved. Authorized but unissued shares of Common Stock will only be issued at the direction of the Board, and upon separate stockholder approval if and as required by applicable law or regulation. Additionally, at this time, the increase in authorized shares of Common Stock is not in any way related to any plans or intentions to enter into a merger, consolidation, acquisition or similar business transaction.

Rights of Additional Authorized Shares

Any newly authorized shares of Common Stock will be identical to the shares of Common Stock now authorized and outstanding. The Amendment will not alter the voting powers or relative rights of the Common Stock. In accordance with the Articles of Incorporation and the Nevada Revised Statutes, any of our authorized but unissued shares of preferred stock are “blank check” preferred stock which shall have such voting rights, dividend rights, liquidation preferences, conversion rights and perceptive rights as may be designated by the Board pursuant to a certificate of designation.

Potential Adverse Effects of the Amendment

Adoption of the Amendment will have no immediate dilutive effect on the proportionate voting power or other rights of the Company’s existing stockholders. The Board has no current plan to issue shares from the additional authorized shares provided by the Amendment. However, any future issuance of additional authorized shares of our Common Stock, including those pursuant to the Equity Distribution Agreement (if we determine to un-suspend the continuous offering thereunder), may, among other things, dilute the earnings per share of Common Stock and the equity and voting rights of those holding Common Stock at the time the additional shares are issued. Additionally, this potential dilutive effect may cause a reduction in the market price of our Common Stock.

Potential Anti-Takeover Effects

By increasing the number of authorized but unissued shares of Common Stock, the Share Issuance could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board. For example, the Share Issuance could adversely affect the ability of third parties to take over the Company or effect a change of control of the Company by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of us with another company that the Board determines is not in the Company’s best interests or in the best interests of our stockholders. The ability of the Board to cause the Company to issue substantial amounts of Common Stock or preferred stock without the need for stockholder approval, except as may be required by law or regulation, upon such terms and conditions as the Board may determine from time to time in the exercise of its business judgment may, among other things, result in practical impediments with respect to changes in control of the Company or have the effect of diluting the stock ownership of holders of Common Stock seeking to obtain control of the Company. The issuance of Common Stock or preferred stock, while providing desirable flexibility in connection with potential financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control of the Company. The Board, however, does not intend or view the Amendment to effect the Share Increase as an anti-takeover measure, nor does the Board contemplate using the Share Increase in this manner at any time in the foreseeable future.

Appraisal or Dissenters’ Rights

Pursuant to the Nevada Revised Statutes, stockholders are not entitled to appraisal rights or dissenter’s rights with respect to the Amendment or the Share Increase.

Effectiveness of Amendment

If the Amendment is approved by the stockholders at the Annual Meeting, it will become effective upon the filing of a certificate of amendment to our Articles of Incorporation with the Nevada Secretary of State.

Executive Officer and Director Interest

Our directors and executive officer do not have an interest in this Proposal No. 6.

Required Vote

Assuming that a quorum is present at the Annual Meeting, this proposal will be approved only if a majority of the total outstanding shares of Common Stock vote “for” this Proposal No. 6 (meaning the number of shares voted “for” the proposal must exceed 50% of the total number of outstanding shares of the Common Stock). Abstentions from voting on the proposal and Broker Non-Votes will not be counted as votes cast and accordingly will have the same effect as a vote “against” this proposal.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

BOARD OF DIRECTORS AND COMMITTEES AND CORPORATE GOVERNANCE

Meetings of the Board

During fiscal 2019, the Board met seven times and acted by unanimous written consent three times. Each director attended at least 75% of the meetings of the Board and of the meetings of the committees of the Board on which they served during the periods that they served. Although we encourage directors to attend each annual meeting of stockholders, we have no formal policy requiring attendance by directors at annual stockholder meetings. All of the members of the Board serving at the time of our 2019 annual meeting of stockholders attended the 2019 annual meeting of stockholders.

Committees of the Board

There are currently three active committees of the Board: the Audit Committee, the Corporate Governance/Nominating Committee and the Compensation Committee. Below are descriptions of our three active Board committees.

The Audit Committee regularly meets with our financial and accounting management and independent auditors and is responsible for the selection and engagement of our independent auditors. Additionally, the Audit Committee reviews with the independent auditors the scope and results of the audit engagement, approves professional services provided by the independent auditors, reviews the independence of the independent auditors and reviews the adequacy of the internal accounting controls. The Audit Committee acts under a written charter, a copy of which is available on our website at www.seelostherapeutics.com/corporate-governance/. During fiscal 2019, the Audit Committee met four times and acted by unanimous written consent one time. As of the Record Date, the Audit Committee consisted of, Daniel J. O’Connor, J.D. (Chair), Brian Lian, Ph.D. and Dr. Robin L. Smith, none of whom was an employee of us and each of whom met the applicable independence standards promulgated by the Nasdaq Marketplace and those of the SEC. The Board has also determined that Mr. O’Connor qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5) of the SEC’s Regulation S-K. In connection with her decision not to stand for re-election, immediately after the Annual Meeting, Dr. Smith will no longer be a member of the Audit Committee. Due to her decision, unless the Board appoints a new member to the Board and the Audit Committee who meets the applicable independence standards promulgated by the Nasdaq Marketplace, the Audit Committee will not be in compliance with Nasdaq Rule 5605(c)(2)(A), which requires that the Audit Committee be comprised of at least three members who meet the applicable independence standard promulgated by the Nasdaq Marketplace and those of the SEC. The Board expects to appoint a new member to the Audit Committee who meets the applicable independence standards promulgated by the Nasdaq Marketplace promptly following the Annual Meeting.

The Corporate Governance/Nominating Committee makes recommendations to the Board regarding the election of directors, as well as providing guidance and oversight on matters relating to corporate governance. During fiscal 2019, the Corporate Governance/Nominating Committee did not meet and acted by unanimous written consent one time. As of the Record Date, the Governance/Nominating Committee consisted of Brian Lian, Ph.D. (Chair) and Daniel J. O’Connor, J.D., neither of whom was an employee of us and each of whom met the independence requirements of the Nasdaq Marketplace. The Corporate Governance/Nominating Committee acts under a written charter, which is available on our website at www.seelostherapeutics.com/corporate-governance/. We have not paid any third party a fee to assist in the process of identifying and evaluating candidates for director, and as of the Record Date we have not received any nominees for director from any stockholder or stockholder group for the Annual Meeting in accordance with the nominating procedures set forth in our Bylaws and the charter for our Corporate Governance/Nominating Committee.

The Compensation Committee determines compensation levels for our executive officers, implements incentive programs for officers, directors and consultants, and administers our equity compensation plans. During fiscal 2019, the Compensation Committee met four times and acted by unanimous written consent two times. As of the Record Date, the Compensation Committee consisted of Brian Lian, Ph.D. (Chair) and Dr. Robin L. Smith, neither of whom was an employee of us and each of whom met the independence requirements of the Nasdaq Marketplace and those of the SEC. In connection with her decision not to stand for re-election, immediately after the Annual Meeting, Dr. Smith will no longer be a member of the Compensation Committee. The Board expects to appoint either Daniel J. O’Connor, J.D. or a new member to the Board who meets the applicable independence standards promulgated by the Nasdaq Marketplace to the Compensation Committee after the Annual Meeting to replace Dr. Smith. The Compensation Committee acts under a written charter, a copy of which is posted on our website at www.seelostherapeutics.com/corporate-governance/. Our independent compensation consultants as well as executive officers and management play important roles in making recommendations and formulating compensation plans for our employees, including the Named Executive Officers. Beginning 2018, the Compensation Committee determined to engage Radford, an AON Hewitt company, as its independent compensation consultant to provide compensation consulting services. Specifically, for 2018 and 2019, the Compensation Committee requested Radford to advise it on a variety of compensation related issues, including compiling, analyzing and presenting third-party survey data regarding the compensation of executives and directors at comparable companies. Radford did not provide any other services to us in 2018 or 2019 beyond its engagement as an advisor to the Compensation Committee on executive compensation and director compensation matters. After review, the Compensation Committee has determined that there is no conflict of interest resulting from retaining Radford currently or during the year ended December 31, 2019. In reaching these conclusions, the Compensation Committee considered the factors set forth in Exchange Act Rule 10C-1.

The Compensation Committee may delegate authority for day-to-day administration and interpretation of our various compensation plans, including the selection of participants, the determination of award levels and the approval of award documents to our non-officer employees. However, the Compensation Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of our Named Executive Officers. Compensation recommendations and performance assessments of Named Executive Officers from our Chief Executive Officer are considered by the Compensation Committee in determining the total compensation packages for Named Executive Officers (excluding the Chief Executive Officer). The Chief Executive Officer is not present for any discussions relating to his compensation.

Director Nominations and Stockholder Communications

Our Corporate Governance/Nominating Committee considers candidates for the Board submitted in writing to the Chair of the committee. Candidates may be submitted by our executive officers, current directors, search firms engaged by the Corporate Governance/Nominating Committee, and subject to the conditions described below, by a stockholder. Information with respect to any proposed candidate shall be provided in writing to the Chair of the Corporate Governance/Nominating Committee at Seelos Therapeutics, Inc., 300 Park Avenue, 12th Floor, New York, New York 10022. A nominating stockholder shall provide evidence that he, she or it is a stockholder (including information relating to all shares deemed beneficially held by the nominating stockholder) and shall provide the name of the Board candidate(s), and such other information with respect to the nominee required under the rules and regulations of the SEC to be included in our proxy statement if such proposed candidate were to be included therein. In addition, the stockholder shall include a statement that the proposed candidate has no direct or indirect business conflict of interest with us, and otherwise meets our standards set forth below.

There are currently no specific, minimum or absolute criteria for Board membership. Candidates are evaluated based upon a number of factors, including but not limited to independence, knowledge, judgment, integrity, character, leadership, skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths. The Corporate Governance/Nominating Committee does not alter its evaluation practices with regard to potential Board candidates recommended by a stockholder.

Any other stockholder communications intended for our management or the Board shall be submitted in writing to the Chair of the Corporate Governance/Nominating Committee (at our Company’s address provided in this Proxy Statement) who shall determine whether to forward the communication, in his or her discretion and considering the identity of the submitting stockholder and the materiality and appropriateness of the communication.

Director Independence

Our Board has determined that each of Mr. O’Connor and Drs. Lian and Smith met the definitions of independence under the Nasdaq Marketplace Rules and Section 10A-3 of the Exchange Act. Accordingly, all of our directors, other than our Chairman, Chief Executive Officer, President and Interim Chief Financial Officer,

Dr. Mehra, and our former Chief Executive Officer and Secretary, Mr. Pascoe, are deemed to be independent. Dr. Smith has decided not to stand for re-election at the Annual Meeting. Due to her decision, unless the Board appoints a new member to the Board who meets the applicable independence standards promulgated by the Nasdaq Marketplace, the Board will not be in compliance with Nasdaq Rule 5605(b)(a), which requires that a majority of the Board be comprised of independent directors who meet the applicable independence standard promulgated by the Nasdaq Marketplace and Section 10A-3 of the Exchange Act. The Board expects to appoint a new member to the Board that meets the definition of independence under the Nasdaq Marketplace Rules and Section 10A-3 of the Exchange Act promptly following the Annual Meeting.

Code of Ethics

We have adopted a Code of Ethics that applies to our Chief Executive Officer and to all of our directors and employees. The Code of Ethics, as amended and restated, is available in the Corporate Governance section of the Investors page on our website at www.seelostherapeutics.com/corporate-governance/. We will disclose future amendments to, or waivers from, certain provisions of our code of ethics, if any, on the above website within four business days following the date of such amendment or waiver.

Board Leadership Structure

Our board believes that our Chief Executive Officer, Dr. Mehra, is best situated to serve as chairman of the Board because he is the director who is most familiar with our business and industry, possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and is therefore best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. Our independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings Company-specific experience and expertise. The Board believes that the combined role of Chairman of the Board and Chief Executive Officer facilitates information flow between management and the Board, which is essential to effective governance. The Board does not currently have a lead independent director. Our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Board’s Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including, but not limited to, risks relating to product candidate development, technological uncertainty, dependence on clients and collaborative partners, uncertainty regarding patents and proprietary rights, comprehensive government regulations, marketing or sales capability or experience, business integration and dependence on key personnel. Management is responsible for the day-to-day management of the risks we face, while our Board as a whole and through its committees, is responsible for the oversight of risk management. Our Board believes its administration of its risk oversight function has not affected its leadership structure.

Board oversight is conducted primarily through committees of the Board, including the Audit Committee, Compensation Committee and the Corporate Governance/Nominating Committee. However, the full Board has retained responsibility for general risk oversight. Our Board satisfies this responsibility, in part, through reports by each committee chair regarding the committee’s considerations and actions. The Board also has the responsibility of ensuring compliance with the risk management processes designed and implemented by management, which it satisfies through reports directly from the officer responsible for oversight of particular risks within our Company. The Board believes that full and open communication between management and the Board is essential for effective risk management and oversight.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, no member of the Compensation Committee was a current or former officer or employee of our Company. None of our executive officers served as a member of the Compensation Committee (or board of directors serving the compensation function) of another entity where such entity’s executive officers served on our Compensation Committee. None of our executive officers served as a director of another entity whose executive officers served on our Compensation Committee. Moreover, none of our executive officers served as a member of the compensation committee (or board of directors serving the compensation function) of another entity where such entity’s executive officers served on our Board.

EXECUTIVE OFFICER

As of the date of this proxy, our current executive officer and his age and positions are set forth in the following table.

Name	Age	Position
Raj Mehra, Ph.D.	60	Chairman, Chief Executive Officer, President and Interim Chief Financial Officer

Raj Mehra, Ph.D. is our Chairman, Chief Executive Officer, President and Interim Chief Financial Officer. See “Class II Directors Continuing in Office until 2021” above for a discussion of Dr. Mehra’s business experience.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid by us during the years ended December 31, 2019 and 2018 to each person who served as our principal executive officer at any time during fiscal year 2019 and the one other individual who would have been our most highly paid executive officer other than the principal executive officer but for the fact that he was not serving as an executive officer as of December 31, 2019 (collectively our “Named Executive Officers”):

Name and Position(s)	Year	Salary	Option Awards(5)	Non-Equity Incentive Plan Compensation(6)	All Other Compensation	Total
Raj Mehra, Ph.D., Chairman, Chief Executive Officer, President and Interim Chief Financial Officer(1)(2)	2019	$437,500	$—	$235,000	$5,250	$677,750
Richard W. Pascoe, Former Chief Executive Officer, Secretary and Director(3)	2019	$118,079	$—	$—	$1,049,196	$1,167,275
	2018	$487,396	$516,950	$—	$13,728	$1,018,074
Neil Morton, Former Senior Vice President, Chief Business Officer(4)	2019	$67,191	$—	$—	$536,653	$603,844
	2018	$275,000	$126,600	$—	$12,636	$414,236
(1)	Dr. Mehra joined the Company effective January 24, 2019.
(2)	Dr. Mehra’s All Other Compensation in 2019 includes $5,250 for our matching and profit sharing contribution to the 401(k) plan.
(3)	Mr. Pascoe’s employment was terminated on January 24, 2019. Mr. Pascoe’s salary in 2019 includes $73,024 in accrued and unused vacation and personal time pay provided upon termination. Mr. Pascoe’s All Other Compensation in 2019 includes $974,792 in severance payments, $4,720 for 401(k) plan matching and profit sharing contributions, $39,537 in cash pursuant to our non-employee director compensation policy and $30,147 for option grants, which represents the grant date fair value of stock options to purchase 16,000 shares granted in 2019, computed in accordance with FASB ASC Topic 718.
(4)	Mr. Morton’s employment was terminated on January 24, 2019. Mr. Morton’s salary amount includes $41,778 in accrued and unused vacation and personal time pay provided upon termination. Mr. Morton’s All Other Compensation in 2019 includes $11,467 for COBRA reimbursement payments and $2,686 for 401(k) plan matching and profit sharing contributions.
(5)	Represents the grant date fair value of the stock option awards, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. These figures do not reflect the amortized compensation expense or value received by the officer in the year indicated or that may be received by the officer with respect to such equity awards.
(6)	Represents the bonus paid to the Named Executive Officer in cash in 2019 performance pursuant to our annual incentive program.

Narrative Disclosure to Summary Compensation Table

Reverse Stock Split

On January 23, 2019, our Company effected a one-for-thirty (1:30) reverse stock split whereby we decreased the number of issued and outstanding shares of Common Stock by a ratio equal to one-for-thirty (1:30) (the “Reverse Stock Split”). On January 23, 2019, the Company also filed a certificate of amendment with the Nevada Secretary of State to increase the number of authorized shares of Common Stock from 60,000,000 to 120,000,000, effective as of January 24, 2019.

On the effective date of the Reverse Stock Split, the total number of shares of Common Stock held by each stockholder of our Company was automatically converted into the number of shares of Common Stock equal to (i) the number of issued and outstanding shares of Common Stock held by each such stockholder immediately prior to the effective date, divided by (ii) thirty (30), with such resulting number of shares rounded up to the nearest whole share. Further, on the effective date of the Reverse Stock Split, all outstanding options, warrants or other rights convertible into or exercisable for shares of Common Stock were adjusted in accordance with their terms and pursuant to the exchange ratio of the Reverse Stock Split.

The one-for-thirty Reverse Stock Split was applied retroactively to adjust the number and per share amounts of common stock shares, options, restricted stock units and warrants our Common Stock.

Base Salary

In general, base salaries for our Named Executive Officers are approved by the Compensation Committee and are initially established through arm’s length negotiation at the time the executive is hired, taking into account such executive’s qualifications, experience, prior salary and market pay levels. Base salaries of our Named Executive Officers are approved and reviewed annually by our Compensation Committee and adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases may take into account an executive officer’s current salary, equity ownership, and the amounts paid to an executive officer’s peers inside our Company by conducting an internal analysis, which compares the pay of an executive officer to other members of the management team. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. Base salaries are not automatically increased if the Compensation Committee believes that other elements of the Named Executive Officer’s compensation are more appropriate in light of our stated objectives. This strategy is consistent with our intent of offering compensation that is both cost-effective, competitive and contingent on the achievement of performance objectives.

None of our Named Executive Officers received base salary increases in 2019 or 2018. Effective January 1, 2020, Dr. Mehra’s base salary increased from $437,500 to $475,000.

Annual Cash Incentive

We also generally provide executive officers with annual performance-based cash bonuses, which are specifically designed to reward executives for our overall performance in a given year. Corporate goals are established by the Compensation Committee with input from senior management and approved by the full Board.

The Compensation Committee considers our overall performance for the preceding fiscal year in deciding whether to award a bonus and, if one is to be awarded, the amount of the bonus. The annual cash bonus for each executive officer is based 100% on our overall performance. The Compensation Committee retains the ability to apply discretion in making adjustments to the final bonus payouts. The evaluation of our performance for 2019 bonus purposes was based solely on a qualitative evaluation for the named executive officer, in light of the closing of the Merger (as defined below) after the start of the fiscal year. For fiscal year 2019, the Compensation Committee evaluated Dr. Mehra’s performance and our performance after the Merger, including the completion of two financings in 2019, the progress of our SLS-002 and SLS-005 programs, the achievement of certain development milestones related to SLS-002 and SLS-005 and the entry into certain licensing and collaboration agreements, and determined that Dr. Mehra should be paid his bonus at 104% of the targeted level.

The following table sets forth the target bonus for the executive officer for fiscal 2019 and resulting incentive payout, based on the level of achievement of the 2019 corporate goal:

Name	Title(s)	Fiscal Year 2019 Incentive Bonus Rate at Target	2019 Evaluation of Company Performance	Final Ratio Incentive Bonus as a Percentage of Base Salary	Fiscal 2019 Incentive Bonus Award
Raj Mehra, Ph.D.	Chairman, Chief Executive Officer, President and Interim Chief Financial Officer	50%	104%	52%	$235,000

Equity Compensation

The Compensation Committee considers equity incentives to be important in aligning the interests of our executive officers with those of our stockholders. As part of our pay-for-performance philosophy, our compensation program tends to emphasize the long-term equity award component of total compensation packages paid to our executive officers.

Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our Named Executive Officers through the vesting period of the awards. In determining the size of the long-term equity incentives to be awarded to our Named Executive Officers, we take into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to us and the size of prior grants. Based upon these factors, the Compensation Committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

To reward and retain our Named Executive Officers in a manner that best aligns employees’ interests with stockholders’ interests, we have used stock options and restricted stock unit awards as the primary incentive vehicles for long-term compensation. We believe that stock options and restricted stock unit awards are effective tools for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock to our future performance. Because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to employees to achieve increases in the value of our stock over time.

We have used stock options and restricted stock unit awards to compensate our Named Executive Officers both in the form of initial grants in connection with the commencement of employment and annual refresher grants. Annual grants of equity awards are typically approved by the Compensation Committee during the end of the last quarter, or the beginning of the first quarter, of each year. While we intend that the majority of equity awards to our employees be made pursuant to initial grants or our annual grant program, the Compensation Committee retains discretion to grant equity awards to employees at other times, including in connection with the promotion of an employee, to reward an employee, for retention purposes or for other circumstances recommended by management or the Compensation Committee. In 2019, we granted: (i) options to purchase 243,750 shares of our Common Stock under the Amended and Restated 2012 Plan to our employees; (ii) options to purchase 136,000 shares of our Common Stock under the Amended and Restated 2012 Plan to our non-employee directors pursuant to our non-employee director compensation policy; and (iii) an option to purchase 97,285 shares of our Common Stock under the 2019 Inducement Plan to a new employee. We did not grant any equity awards to our Named Executive Officer in 2019. We did not grant any restricted stock unit awards in 2019.

The exercise price of each stock option grant is the fair market value of our Common Stock on the grant date. Time-based stock option awards granted to our Named Executive Officers generally vest over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the date of the vesting commencement date and the remainder of the shares underlying the option vest in equal monthly installments over the remaining 36 months thereafter. From time to time, our Compensation Committee may, however, determine that a different vesting schedule is appropriate. We do not have any stock ownership requirements for our Named Executive Officers.

Employee Benefit Program

Executive officers, including the Named Executive Officers, are eligible to participate in all of our employee benefit plans, including medical, dental, vision, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including executive officers. These benefit programs are designed to enable us to attract and retain our workforce in a competitive marketplace. Health, welfare and vacation benefits ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

Our retirement savings plan (401(k) Plan) is a tax-qualified retirement savings plan, pursuant to which eligible employees can begin to participate immediately upon employment. The 401(k) Plan elective deferrals and employer contributions are subject to compensation limitations and annual maximum contribution limits as governed by Internal Revenue Service. Employees are eligible to defer up to 100% of compensation and we make safe harbor matching contributions of 100% match of first 3% of compensation contributed, then 50% match of next 2% of compensation contributed.

Outstanding Equity Awards as of December 31, 2019

None of our Named Executive Officers held any outstanding equity awards as of December 31, 2019, except for Mr. Pascoe, who held the following:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Non- Exercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard W. Pascoe	12,000	(1)	4,000	—	$3.23	3/20/2029	—	$—	—	$—
	8,166	(2)		—	$63.30	1/3/2028	—	$—	—	$—
	1,666	(2)		—	$333.00	3/15/2026	—	$—	—	$—
	1,000	(2)		—	$429.00	1/29/2025	—	$—	—	$—
	3,000	(2)		—	$753.00	3/18/2023	—	$—	—	$—
(1)	The stock option has a term of ten years from the date of grant and vests monthly, with 1/12th of the shares subject to the option vesting on one month anniversary of the date of grant and the remainder vesting in 12 monthly tranches thereafter.
(2)	The stock option has a term of ten years from the date of grant and vests over four years, with 25% of the shares subject to the option vesting on the first anniversary of the date of grant and the remainder vesting in 36 monthly tranches thereafter. The vesting of Mr. Pascoe’s option award accelerated upon his termination of employment on January 24, 2019, pursuant to the terms of his release agreement with us.

Payments Upon Termination or Change In Control

We entered into employment agreements with each of the Named Executive Officers. These agreements set forth the individual’s base salary, annual incentive opportunities, equity compensation and other employee benefits, which are described in this Executive Compensation section. All employment agreements provide for “at-will” employment, meaning that either party can terminate the employment relationship at any time, although our agreements with our Named Executive Officers provide that they would be eligible for severance benefits in certain circumstances following a termination of employment without cause. Our Compensation Committee approved the severance benefits to mitigate certain risks associated with working in a biopharmaceutical company at our current stage of development and to help attract and retain qualified executives.

Raj Mehra, Ph.D.

On March 20, 2019, we entered into an employment agreement with Raj Mehra, Ph.D. (the “2019 Employment Agreement”), pursuant to which Dr. Mehra will serve as our President, Chief Executive Officer, Chairman of the Board and Interim Chief Financial Officer. Dr. Mehra’s employment is for an initial term of three years and will be on an “at will” basis.

Pursuant to the 2019 Employment Agreement, if Dr. Mehra is terminated by us without cause or by Dr. Mehra for good reason (a “Covered Termination”) outside of the period commencing three months prior to a change in control and ending 12 months after a change in control (a “Change in Control Period”), we will pay to Dr. Mehra an amount equal to the sum of his annual base salary and the annual bonus earned by Dr. Mehra for the fiscal year immediately preceding the fiscal year in which the termination occurs, and a pro-rata portion of his earned annual bonus for the fiscal year in which the termination occurs. Additionally, the vesting of any outstanding equity awards that are scheduled to vest solely subject to continued service or employment shall accelerate so that such awards shall be vested to the same extent as if Dr. Mehra had provided an additional 12 months of service from the date of his termination. We will also either continue to provide Dr. Mehra and his dependents coverage under our group health plan at our sole expense or reimburse Dr. Mehra for such coverage for twelve months from the date of termination.

The 2019 Employment Agreement also provides that if Dr. Mehra experiences a Covered Termination during a Change in Control Period, we will pay to Dr. Mehra an amount equal to 1.5 times the sum of his annual base salary and the annual bonus earned by Dr. Mehra for the fiscal year immediately preceding the fiscal year in which the termination occurs, and a pro-rata portion of his earned annual bonus for the fiscal year in which the termination occurs. Additionally, the vesting of any outstanding equity awards that are scheduled to vest solely subject to continued service or employment shall accelerate so that such awards shall be fully vested. We will also either continue to provide Dr. Mehra and his dependents coverage under our group health plan at our sole expense or reimburse Dr. Mehra for such coverage for twelve months from the date of termination.

Richard W. Pascoe

On March 18, 2013, we entered into an employment agreement with Richard W. Pascoe when he became our Chief Executive Officer (the “Initial Employment Agreement”). Subsequently, on December 20, 2016, we entered into an amended and restated employment agreement with Mr. Pascoe (the “2016 Employment Agreement”), which superseded and replaced the Initial Employment Agreement.

The 2016 Employment Agreement provided that if Mr. Pascoe’s employment ended due to an involuntary termination, as such term is defined in the 2016 Employment Agreement, he would receive, in a lump sum payment, 12 months of his annual base salary in effect on the date of termination, any accrued but unpaid bonus for the calendar year preceding his termination, to the extent that the criteria for the bonus had been met, plus his target bonus for the year in which the date of his involuntary termination occurred, full acceleration and vesting of his unvested equity awards, and reimbursement for the cost of continuation of health insurance benefits provided to him immediately prior to the termination (as provided under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable law) until the earliest of 12 months following the termination, the date Mr. Pascoe became eligible for coverage under health and/or dental plans of another employer or the date upon which he was no longer eligible for such COBRA or other benefits under applicable law.

The 2016 Employment Agreement also provided that if Mr. Pascoe’s employment was terminated in connection with his death or a permanent disability, Mr. Pascoe or his estate would have been entitled to a pro rata bonus for the calendar year in which such termination occurred, equal to the bonus he would have received, to the extent all criteria for such a bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid), for the calendar year of termination multiplied by a fraction, the numerator of which is the number of days in such year preceding and including the date of termination, and the denominator of which is 365. Such pro-rata bonus would have been paid at the same time as the bonus would have been paid had Mr. Pascoe remained employed by us through the date of payment, but in any event, not later than March 15 of the calendar year following the calendar year for which the bonus was payable. Mr. Pascoe was also entitled to receive any unpaid bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus had been met (with the exception of the requirement that he be employed on the date the bonus was to be paid). Such bonus would have been paid at the same time as the bonus would have been paid had he remained employed by us through the date of payment. Additionally, all of his outstanding but unvested equity awards would have vested immediately and the expiration date for all such equity awards would have been extended so that they expire one year after termination due to death or permanent disability.

Under the 2016 Employment Agreement, in the event that Mr. Pascoe suffered an involuntary termination within the 12-month period following the effective date of a change of control, then in addition to all salary and bonuses accrued as of the date of his termination he would also have been entitled to severance benefits, as follows: (i) we would have paid to Mr. Pascoe in one lump sum an amount equal to the greater of (A) 18 months of the salary that he was receiving immediately prior to the termination or (B) 18 months of the salary that he was receiving immediately prior to the change of control; (ii) we would have paid to Mr. Pascoe in one lump sum (A) any unpaid bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus had been met (with the exception of the requirement that he be employed on the date the bonus was to be paid), plus (B) 100% of his target bonus for the year in which the date of his involuntary termination occurred; (iii) Mr. Pascoe would have been entitled to full acceleration of the vesting of all equity awards held by Mr. Pascoe at the time of the termination, including any options, restricted stock, RSUs or other awards, and (iv) we would have reimbursed Mr. Pascoe for the cost of continuation of health insurance benefits provided to him immediately prior to the termination pursuant to the terms of COBRA or other applicable law for a period continuing until the earlier of 18 months following the termination or the date upon which he is no longer eligible for such COBRA or other benefits under applicable law. In addition, Mr. Pascoe’s outstanding performance-based stock options as well as the unvested portion of restricted stock units granted in March 2016, April 2016, January 2017, and June 2017 would have vested in the event of a “covered transaction” (as defined in the 2012 Plan).

If he was terminated for cause at any time or resigned under circumstances that did not constitute an involuntary termination, then Mr. Pascoe would not have been entitled to receive payment of any severance benefit or any continuation or acceleration of stock option vesting. He would have received payment for all salary accrued as of the date of termination of employment.

In connection with the Merger, our Board approved, and we entered into, an amended and restated employment agreement with Mr. Pascoe dated August 30, 2018 (the “2018 Employment Agreement”). Under the 2018 Employment Agreement, we and Mr. Pascoe agreed as follows:

•	Mr. Pascoe’s employment would be involuntarily terminated by us effective at the closing of the Merger and Mr. Pascoe would be entitled to receive the severance payments described above for an involuntary termination within 12 months following a change of control as a result of such termination.
•	In the event the payment of the cash severance to Mr. Pascoe consisting of 18 months of his base salary and his target annual bonus (the “Base and Bonus Severance Obligation”) in cash (and assuming that all other of our employees are terminated at the closing of the Merger and become entitled to severance pursuant to their employment arrangements) would cause the “Apricus Net Cash” (as defined in the Agreement and Plan of Merger and Reorganization entered into on July 30, 2018, by and among the Company, Arch Merger Sub, Inc. and STI (the “Merger Agreement”) to be less than $0, then Mr. Pascoe’s severance would have been paid as follows:
•	Such portion of the Base and Bonus Severance Obligation payable to Mr. Pascoe under his employment agreement as would cause the Apricus Net Cash to be less than $0 (but in no event more than 40% of the Base and Bonus Severance Obligation) (the “Equity-Settled Severance Portion”) would have been paid as follows:
•	At the closing of the Merger, Mr. Pascoe would have been granted a restricted stock unit under our equity incentive plan, denominated with a dollar value equal to 120% of the Equity-Settled Severance Portion (the “Pascoe Closing RSU”).
•	The Pascoe Closing RSU would vest in two equal installments on each of March 1, 2019 and March 1, 2020, subject to Mr. Pascoe’s continued service to us as director on the applicable vesting date, subject to accelerated vesting in the event of (1) a change of control (following the closing of the Merger), (2) the failure of our Board to nominate Mr. Pascoe for reelection to our Board or Mr. Pascoe’s failure to be reelected to our Board at any meeting of our stockholders or any other involuntary termination of Mr. Pascoe’s service as a member of our Board, or (3) Mr. Pascoe’s death or disability.
•	The Pascoe Closing RSU would provide for settlement within 10 days of vesting in either (1) shares of our Common Stock with an aggregate value equal to the denominated dollar value vesting on the applicable vesting date (which value shall be converted into our shares based on the average closing price of our Common Stock over the 20 trading days preceding the settlement date) or (2) in the event any shares cannot be issued under the terms of our equity incentive plan for any reason, including as a result of there being insufficient shares available for issuance thereunder or the issuance of shares causing any individual award limit under the plan to be exceeded, in cash with respect to such shares. In addition, we may elect to settle the Pascoe Closing RSU in cash, in our discretion. If the settlement of the Pascoe Closing RSU would not be possible as of the grant date as a result of there being insufficient shares available for issuance under our equity incentive plan, or the issuance of such shares causing the award to exceed any individual award limits contained in the 2012 Plan, the Pascoe Closing RSU would still be granted but any share settlement shall be subject to the approval by our Board and/or our stockholders of an amendment to our equity incentive plan permitting such share settlement under the terms of such plan (and increasing or deleting the individual award limits).

•	The Pascoe Closing RSU would permit Mr. Pascoe to elect net settlement of such RSU for tax withholding purposes.
•	Mr. Pascoe would be entitled to implement a 10b5-1 trading plan with respect to the payment of tax withholding upon settlement of the Pascoe Closing RSU.
•	In the event the Pascoe Closing RSU could not be granted at the closing of the Merger under the terms of our equity incentive plan for any reason, all of the Base and Bonus Severance Obligations would instead be paid in cash at the time set forth in the employment agreement.
•	The remainder of the Base and Bonus Severance Obligation would be paid in cash at the time set forth in the employment agreement.

For the avoidance of doubt, the Pascoe Closing RSU was to be granted in consideration of Mr. Pascoe’s services to us as an employee and not for his services as a non-employee director. All other terms of the 2016 Employment Agreement remained substantially unchanged.

Mr. Pascoe’s employment was terminated on January 24, 2019 in connection with the closing of the Merger. Pursuant to the 2018 Employment Agreement, Mr. Pascoe received the following severance benefits: (i) $731,094 for 18 months of the amount of the salary that he was receiving immediately prior to the change of control, (ii) $243,698 for 100% of his target bonus for 2019, and (iii) full acceleration of the vesting of all equity awards held by Mr. Pascoe as of January 24, 2019, including any options, restricted stock, RSUs or other awards. The Pascoe Closing RSU was not granted, as the payment of the Base and Bonus Severance Obligation in cash did not cause the “Apricus Net Cash” to be less than $0.

Neil Morton

On March 20, 2014, we entered into an employment agreement with Neil Morton, which was later amended and restated on April 25, 2016. Subsequently, on December 20, 2016, we entered into a second amended and restated employment agreement with Mr. Morton, which superseded and replaced the first amended and restated employment agreement.

The second amended and restated agreement provided that if Mr. Morton’s employment ended due to an involuntary termination, as such term is defined in his agreement, he would receive, in a lump sum payment, 12 months of his annual base salary in effect on the date of termination, any accrued but unpaid bonus for the calendar year preceding his termination, to the extent that the criteria for the bonus had been met, plus his target bonus for the year in which the date of his involuntary termination occurred, full acceleration and vesting of his unvested equity awards, and reimbursement for the cost of continuation of health insurance benefits provided to him immediately prior to the termination (as provided under COBRA or other applicable law) until the earliest of 12 months following the termination, the date Mr. Morton becomes eligible for coverage under health and/or dental plans of another employer or the date upon which he is no longer eligible for such COBRA or other benefits under applicable law.

If Mr. Morton’s employment was terminated in connection with his death or a permanent disability, Mr. Morton or his estate was entitled to a pro rata target bonus for the calendar year in which such termination occurred. Mr. Morton was also entitled to receive any accrued but unpaid bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid). Such bonus amounts would be paid in cash in a lump sum following the effectiveness of a general release of claims (or, in the event of his death, within five days following the date of death). Additionally, all of his outstanding but unvested equity awards would vest immediately and the expiration date for all such equity awards would be extended so that they expire one year after termination due to death or permanent disability.

In the event that Mr. Morton suffered an involuntary termination within the 12-month period following the effective date of a change of control, then in addition to all salary accrued as of the date of his termination he would also be entitled to severance benefits. These include (i) we would pay to Mr. Morton in one lump sum an amount equal to the greater of (A) 18 months of the salary that he was receiving immediately prior to the termination or (B) 18 months of the salary that he was receiving immediately prior to the change of control; (ii) we would pay to Mr. Morton in one lump sum (A) any accrued but unpaid bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid), plus (B) 100% of his target bonus for the year in which the date of his involuntary termination occurred; (iii) full acceleration of the vesting of all equity awards held by Mr. Morton at the time of the termination, including any options, restricted stock, RSUs or other awards, and (iv) reimbursement for the cost of continuation of health insurance benefits provided to him immediately prior to the termination pursuant to the terms of COBRA or other applicable law for a period continuing until the earlier of 18 months following the termination or the date upon which he is no longer eligible for such COBRA or other benefits under applicable law. In addition, Mr. Morton’s outstanding performance-based stock options as well as the unvested portion of restricted stock units granted in March 2016, May 2016, January 2017, and June 2017 would vest in the event of a “covered transaction” (as defined in the 2012 Plan).

If he was terminated for cause at any time or if he voluntarily resigned under circumstances that did not constitute an involuntary termination, then Mr. Morton would not be entitled to receive payment of any severance benefit or any continuation or acceleration of stock option vesting and all of his restricted stock awards shall remain subject to all applicable forfeiture provisions and transfer restrictions. He would have been entitled to receive payment for all salary accrued as of the date of termination of employment.

Mr. Morton’s employment was terminated on January 24, 2019 in connection with the closing of the Merger. Pursuant to the second amended and restated employment agreement with Mr. Morton, Mr. Morton received the following severance benefits: (i) $412,500 for 18 months of the amount of the salary that he was receiving immediately prior to the change of control, (ii) $110,000 for 100% of his target bonus for 2019, (iii) full acceleration of the vesting of all equity awards held by Mr. Morton, including any options, restricted stock, RSUs or other awards, and (iv) $11,467 in COBRA reimbursement payments.

DIRECTOR COMPENSATION

We have adopted a non-employee director compensation policy pursuant to which our non-employee directors are eligible to receive cash and equity compensation.

On January 3, 2019, our Board determined to suspend our non-employee director compensation policy in light of the pending closing of the Merger. Therefore, none of our non-employee directors received any compensation for services rendered in 2019 prior to the closing of the Merger.

On March 20, 2019, the Compensation Committee approved a non-employee director compensation policy governing the compensation for our non-employee directors (the “Non-Employee Director Compensation Policy”), authorizing the payment of an annual retainer of $40,000 for service on the Board, an annual retainer of an additional $40,000 for service as the chairperson of the Board, an annual retainer of $15,000 for service as the chairperson of the Audit Committee, an annual retainer of $7,000 for service as a member of the Audit Committee (excluding the chairperson of the committee), an annual retainer of $12,000 for service as the chairperson of the Compensation Committee of the Board, an annual retainer of $5,000 for service as a member of the Compensation Committee of the Board (excluding the chairperson of the committee), an annual retainer of $8,000 for service as the chairperson of the Corporate Governance/Nominating Committee and an annual retainer of $3,000 for service as a member of the Corporate Governance/Nominating Committee (excluding the chairperson of the committee), and equity compensation in the form of an option to purchase 24,000 shares of our Common Stock upon election or appointment to the Board (the “Initial Grants”) and an annual option to purchase 16,000 shares of our Common Stock (the “Annual Grants”). All equity awards will be granted pursuant to our Amended and Restated 2012 Stock Long Term Incentive Plan, as may be amended, restated or superseded. The Initial Grants will vest at rate of one-third of the shares subject to the option on the one-year anniversary of the date of grant and 1/36th of the shares subject to the option on a monthly basis over the following 24 months. The Annual Grants will vest at a rate of 1/12th per month from the date of grant. In connection with the approval of the Non-Employee Director Compensation Policy, the Compensation Committee granted the following stock options to our non-employee directors: (i) Initial Grants to purchase 24,000 shares of our Common Stock to each of Brian Lian, Ph.D., Daniel J. O’Connor J.D. and Dr. Robin L. Smith, and (ii) Annual Grants to purchase 16,000 shares of our Common Stock to each of Brian Lian, Ph.D., Daniel J. O’Connor J.D., Dr. Robin L. Smith and Richard W. Pascoe.

Non-Employee Director Compensation for 2019

Below is a summary of the non-employee director compensation paid in fiscal 2019:

Name(1)	Cash Compensation(2)	Option Grants(3)	Stock Awards(4)	Total
Dr. Robin L. Smith(5)	$48,833	$76,293	$—	$125,126
Brian Lian, Ph.D.(6)	$61,660	$76,293	$—	$137,953
Daniel J. O’Connor, J.D.(7)	$53,663	$76,293	$—	$129,956
Kleanthis G. Xanthopoulos, Ph.D.(8)	$—	$—	$—	$—
Russell Ray(9)	$—	$—	$—	$—
Paul V. Maier(10)	$—	$—	$—	$—
Wendell Wierenga, Ph.D.(11)	$—	$—	$—	$—
Sandford D. Smith(12)	$—	$—	$—	$—
(1)	See “Executive Compensation - Summary Compensation Table” for information regarding non-employee director compensation paid to Richard Pascoe in fiscal 2019.
(2)	Includes the value of the annual retainers payable to our non-employee directors.
(3)	Represents the grant date fair value of the stock options granted in 2019, computed in accordance with FASB ASC Topic 718. As of December 31, 2019, each of our non-employee directors held stock options to purchase the following number of shares of our common stock: Dr. Smith, options to purchase 40,000 shares; Dr. Lian, options to purchase 40,000 shares; and Mr. O’Connor, options to purchase 40,000 shares.
(4)	No stock awards were granted to our directors in 2019.
(5)	Dr. Smith was appointed to our Board on January 24, 2019 in connection with the completion of the Merger.
(6)	Dr. Lian was appointed to our Board on January 24, 2019 in connection with the completion of the Merger.
(7)	Mr. O’Connor was appointed to our Board on January 24, 2019 in connection with the completion of the Merger.

(8)	Dr. Xanthopoulos resigned from our Board on January 24, 2019 in connection with the completion of the Merger.
(9)	Mr. Ray resigned from our Board on January 24, 2019 in connection with the completion of the Merger.
(10)	Mr. Maier resigned from our Board on January 24, 2019 in connection with the completion of the Merger.
(11)	Dr. Wierenga resigned from our Board on January 24, 2019 in connection with the completion of the Merger.
(12)	Dr. Smith resigned from our Board on January 24, 2019 in connection with the completion of the Merger.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information as of December 31, 2019 about shares of our Common Stock that may be issued upon the exercise of options under our existing equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(2)
Equity compensation plans approved by security holders(3)(4)	393,582	$11.72	—
Equity compensation plans not approved by security holders(5)	128,101	$1.37	902,715
Total	521,683	$9.18	902,715
(1)	Consists of the weighted average exercise price of outstanding options as of December 31, 2019.
(2)	Consists entirely of shares of Common Stock that remain available for future issuance under the Inducement Plan and the Amended and Restated 2012 Plan as of December 31, 2019.
(3)	Consists of options outstanding as of December 31, 2019 under Amended and Restated 2012 Plan and the 2006 Plan.
(4)	The number of shares of Common Stock available for issuance under the Amended and Restated 2012 Plan will increase automatically on January 1st of each year, beginning January 1, 2020 and ending on (and including) January 1, 2029 by the lesser of (a) 4% of the number of shares of Common Stock issued and outstanding on a fully-diluted basis as of the close of business on the immediately preceding December 31, and (b) a number of shares of Common Stock set by the Board on or prior to each such January 1.
(5)	Consists of the Inducement Plan and the 2016 Plan.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm and evaluates policies and procedures relating to internal control systems. The Audit Committee operates under a written Audit Committee Charter that has been adopted by the Board, a copy of which is available on the Company’s website at www.seelostherapeutics.com/corporate-governance/. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by Nasdaq and applicable SEC rules.

The Audit Committee members are not professional accountants or auditors. The members’ functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes. The Audit Committee also reviewed the progress and results of the testing of the design and effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Throughout the year, the Audit Committee monitors matters related to the independence of the Company’s independent registered public accounting firm. As part of its monitoring activities, the Audit Committee reviews the relationships between the independent registered public accounting firm and the Company. After reviewing the relationships and discussing them with both management and the Company’s independent registered public accounting firm, the Audit Committee discussed the independent registered public accounting firm’s overall relationship with the Company, as well as its objectivity and independence. Based on its review, the Audit Committee is satisfied with the independent registered public accounting firm’s independence.

The Company’s independent registered public accounting firm also has confirmed to the Audit Committee in writing, as required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding its communications with the Audit Committee concerning independence, that, in its professional judgment, it is independent of the Company under all relevant professional and regulatory standards.

The Audit Committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters required to be discussed with the Audit Committee by the applicable requirements of the PCAOB and the SEC.

In addition to the matters specified above, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The Audit Committee met with the independent registered public accounting firm periodically, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting and the independent registered public accounting firm’s reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Submitted by the Audit Committee of the Board of Directors

Daniel J. O’Connor, J.D. (Chair)
Brian Lian, Ph.D.
Dr. Robin L. Smith

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Transactions with Related Persons

Our Board has adopted a written policy and procedures for review, approval and monitoring of transactions involving us and “related persons” (directors, director nominees, executive officers and stockholders owning 5% or greater of our outstanding Common Stock and immediate family members of any of the foregoing). The policy covers any related person transaction that meets the minimum threshold for disclosure in our proxy statement under our policy addressing the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). Related person transactions must be approved by the Board or by the Audit Committee consisting solely of independent directors, which will approve the transaction if they determine that it is in our best interests. The Board or Audit Committee will periodically monitor the transaction to ensure that there are no changes that would render it advisable for us to amend or terminate the transaction.

Transactions with Related Persons

IRRAS AB (“IRRAS”) is a commercial stage medical technology company of which one of our former directors, Kleanthis G. Xanthopoulos, Ph.D., is currently the President, Chief Executive Officer and director. In January 2018, we entered into a sublease with IRRAS, pursuant to which we subleased to IRRAS excess capacity in a leased corporate office property in San Diego. The sublease had a term of two years and aggregate payments due to us of approximately $0.3 million. On October 30, 2018, we entered into an amended and restated sublease with IRRAS, commencing January 1, 2019, pursuant to which we agreed to sublease to IRRAS the remainder of the San Diego property (the “IRRAS Restated Sublease”), which satisfied a closing condition related to the Merger. The IRRAS Restated Sublease had a term of one year and provided for aggregate payments due to us of approximately $0.4 million, which approximate fair value. The lease and sublease in San Diego expired on January 31, 2020 and we did not renew the lease or sublease.

The employment and release agreements we entered into with each of our former executive officers provide for severance benefits in specified circumstances, as well as benefits in connection with a change in control. See the section of this Proxy Statement titled “Executive Compensation – Payments Upon Termination or Change In Control” for additional information about these arrangements.

Dr. Raj Mehra is an executive officer of each of us and STI, a member of each of our and STI’s respective boards of directors and, in his individual capacity, a holder of more than 5% of our outstanding capital stock. Prior to the Merger, Dr. Mehra was also a holder of more than 5% of STI’s outstanding capital stock. Dr. Mehra received 3,081,546 shares of our Common Stock in the Merger.

In connection with the Merger and in accordance with the terms of the Merger Agreement, STI also entered into a Support Agreement, with Dr. Mehra, pursuant to which, among other things Dr. Mehra agreed, solely in his capacity as a stockholder of STI, to vote all of his shares of STI’s common stock in favor of the adoption of the Merger Agreement and the approval of the Merger and against any action or agreement that would reasonably be expected to result in a material breach of any covenant, representation, warranty or other obligation of STI under the Merger Agreement. He also agreed to vote against any acquisition proposal or other matter that would reasonably be expected to impede, interfere with, delay, postpone, discourage or materially adversely affect the consummation of the Merger and the transactions contemplated by the Merger Agreement. Dr. Mehra also granted STI an irrevocable proxy to vote his STI common stock in accordance with the support agreement.

Our Bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the laws of the State of Nevada. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information with respect to the beneficial ownership, as of March 23, 2020, of Common Stock by (a) each of our Named Executive Officers and current directors individually, (b) our current directors and executive officer as a group and (c) each holder of more than 5% of our outstanding Common Stock.

Beneficial ownership and percentage ownership are determined in accordance with the Rule 13d-3 of the Exchange Act. Under these rules, shares of Common Stock issuable under stock options or warrants that are exercisable within 60 days of March 23, 2020 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options or warrant(s), but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over their shares of Common Stock, except for those jointly owned with that person’s spouse.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class (%)(1)
Ligand Pharmaceuticals Incorporated(2)	2,224,000	5.0%

Directors and Named Executive Officers(3)
Raj Mehra, Ph.D.	3,214,879	7.3%
Robin L. Smith, M.D., Director(4)	30,667	*
Daniel J. O’Connor, J.D., Director(4)	30,667	*
Brian Lian, Ph.D., Director(4)	30,667	*
Richard W. Pascoe, Director(5)	40,404	*
Neil Morton, Former Senior Vice President, Chief Business Officer	3,339	*
All current executive officer and directors as a group (five persons)(6)	3,347,284	7.6%
*	Denotes less than one percent.
(1)	Percentage ownership is calculated based on a total of 44,005,044 shares of Common Stock issued and outstanding as of March 23, 2020.
(2)	Ligand Pharmaceuticals Incorporated (“Ligand”) filed a Schedule 13G/A on February 12, 2020, reporting that it is the record holder of (i) 1,921,581 shares of Common Stock held directly by Ligand, and (ii) warrants to purchase 302,419 shares of Common Stock that are currently exercisable. The directors and executive officers of Ligand may be deemed to beneficially own the shares held by Ligand as they control voting and investment decisions over Seelos’ shares held by Ligand. Each of the directors and executive officers of Ligand disclaims beneficial ownership over the shares of Common Stock held by Ligand except to the extent of any respective pecuniary interest therein. Ligand’s address is 3911 Sorrento Valley Blvd, #110, San Diego, CA 92121.
(3)	Unless otherwise indicated, the address for each of our executive officers and directors is c/o 300 Park Avenue, 12th Floor, New York, NY 10022.
(4)	Comprised solely of shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days of March 23, 2020.
(5)	Represents (i) 5,180 shares of Common Stock held directly by Mr. Pascoe, (ii) 59 shares of Common Stock issuable upon exercise of warrants that are exercisable within 60 days of March 23, 2020, and (iii) 35,165 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days of March 23, 2020.
(6)	Comprised of shares beneficially owned by each of our directors, including Dr. Mehra, our Chairman, Chief Executive Officer, President & Interim Chief Financial Officer.

CHANGE OF CONTROL OF APRICUS BIOSCIENCES, INC.

On January 24, 2019, Apricus Biosciences, Inc., a Nevada corporation (“Apricus”), completed a business combination with STI, in accordance with the terms of the Merger Agreement entered into on July 30, 2018. Pursuant to the Merger Agreement, (i) a subsidiary of Apricus merged with and into STI, with STI (renamed as “Seelos Corporation”) continuing as a wholly-owned subsidiary of Apricus and the surviving corporation of the Merger and (ii) Apricus was renamed as “Seelos Therapeutics, Inc.” (the “Merger”). Upon completion of the Merger, our business became primarily the business conducted by STI, which was a clinical-stage biopharmaceutical company focused on the development and commercialization of central nervous system therapeutics with known mechanisms of action in areas with a highly unmet medical need.

Under the terms of the Merger Agreement, Apricus issued shares of Common Stock to STI’s stockholders at an exchange rate of 0.7704 shares of Common Stock, after taking into account the Reverse Stock Split, for each share of STI’s common stock outstanding immediately prior to the Merger. Apricus also assumed all of the stock options outstanding under the 2016 Plan with such stock options henceforth representing the right to purchase a number of shares of Common Stock equal to 0.7704 multiplied by the number of shares of STI’s common stock previously represented by such options.

Immediately after the Merger, the former stockholders, optionholders and noteholders of STI owned, or held rights to acquire, approximately 84.85% of the fully-diluted Common Stock of the Company, which for these purposes is defined as the outstanding Common Stock, plus restricted stock units and “in the money” options and warrants to purchase shares of Common Stock, assuming that all “in the money” options and warrants of the Company outstanding immediately prior to the Merger are exercised on a cashless basis immediately prior to the closing of the Merger (the “Fully-Diluted Capitalization of Apricus”), with Apricus’ shareholders, optionholders, restricted stock unit holders and warrantholders immediately prior to the Merger owning, or holding rights to acquire, approximately 15.15% of the Fully-Diluted Capitalization of Apricus.

Pursuant to the Merger Agreement, on January 24, 2019, immediately prior to the effective time of the Merger Kleanthis G. Xanthopoulos, Ph.D., Russell Ray, Paul V. Maier, Wendell Wierenga, Ph.D. and Sandford D. Smith resigned from the Apricus board of directors and any respective committees of the board of directors to which they belonged. Following such resignations and effective as of the effective time of the Merger, Daniel J. O’Connor, J.D., Raj Mehra, Ph.D., Brian Lian, Ph.D. and Dr. Robin L. Smith were appointed to the Board. Richard W. Pascoe continued as a member of the Board of the Company.

STOCKHOLDER PROPOSALS

Stockholder proposals will be considered for inclusion in the Proxy Statement for the 2021 annual meeting in accordance with Rule 14a-8 under the Exchange Act, if they are received by our Company’s Secretary, on or before December 9, 2020.

Stockholders who intend to present a proposal or director nominee at the 2021 annual meeting of stockholders without inclusion of such proposal in our proxy materials for the 2021 annual meeting are required to provide notice of such proposal within the time periods and in the manner set forth in our bylaws and the Charter of the Corporate Governance/Nominating Committee, a copy of which is available on our corporate website at www.seelostherapeutics.com/corporate-governance/. Proposals of business to be conducted at the 2021 annual meeting, other than nominations for election of directors, must be submitted between February 14, 2021, 2021 and March 16, 2021, which are 90 and 60 days prior to the first anniversary of the 2020 annual meeting, provided, however, that in the event that the date of the pending annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, such submission must be delivered not earlier than the 90th day prior to such pending annual meeting and not later than the close of business on the later of the 60th day prior to such pending annual meeting or the 10th day following the day on which a public announcement of the date of such annual meeting is first made. Director nominees must be submitted between December 9, 2020 and January 8, 2021, which are 120 and 90 days prior to the anniversary of the mailing date of the proxy materials for the 2020 Annual Meeting, provided that if the date of the 2021 annual meeting is advanced by more than 30 days or delayed by more than 60 days, notice must be delivered within 10 days after announcement of the 2021 annual meeting date is first made. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Proposals and notices of intention to present proposals at the 2021 annual meeting should be addressed to the Secretary of Seelos Therapeutics, Inc., 300 Park Avenue, 12th Floor, New York, NY 10022.

DELIVERY OF PROXY MATERIALS

In some cases, only one copy of this Proxy Statement or our 2019 Annual Report is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement or such Annual Report to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders sharing an address who are receiving multiple copies of proxy statements or annual reports may also request delivery of a single copy. To request separate or multiple delivery of these materials now or in the future, a stockholder may submit a written request to Secretary of Seelos Therapeutics, Inc., 300 Park Avenue, 12th Floor, New York, New York 10022 or call (646) 293-2100. Please make your request no later than May 1, 2020 to facilitate timely delivery.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed reports, proxy statements and other information with the SEC. The SEC maintains a website that contains the reports, proxy statements and other information we file electronically with the SEC. The address of the SEC website is http://www.sec.gov.

You may request, and we will provide at no cost, a copy of these filings, including any exhibits to such filings, by writing or telephoning us at the following address: Secretary of Seelos Therapeutics, Inc., 300 Park Avenue, 12th Floor, New York, New York 10022. You may also access these filings at our web site under the investor relations link at www.seelostherapeutics.com/sec-filings/.

OTHER MATTERS

The Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

It is important that proxies be returned promptly and that your shares are represented. Stockholders are urged to vote via the Internet (www.proxyvote.com), by telephone (1-800-690-6903) or by executing and promptly returning the accompanying proxy card in the enclosed envelope. The deadline to vote by Internet or telephone is 11:59 P.M. Eastern Time on Thursday, May 14, 2020.

By Order of the Board of Directors,

Raj Mehra, Ph.D.
Chief Executive Officer

April 8, 2020
New York, New York

Appendix A

SEELOS THERAPEUTICS, INC.
2020 EMPLOYEE STOCK PURCHASE PLAN

1.	General; Purpose.

(a)   The Plan provides a means by which Eligible Employees of the Company and certain designated Related Corporations may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan.

(b)   The Company, by means of the Plan, seeks to retain the services of such Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2.	Administration.

(a)   The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c). References herein to the Board shall be deemed to refer to the Committee where such administration has been delegated.

(b)   The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)   To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii)   To designate from time to time which Related Corporations of the Company will be eligible to participate in the Plan.

(iii)   To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv)   To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(v)   To suspend or terminate the Plan at any time as provided in Section 13.

(vi)   To amend the Plan at any time as provided in Section 13.

(vii)   Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan.

(viii)   To adopt such rules, procedures and sub-plans relating to the operation and administration of the Plan as are necessary or appropriate under applicable local laws, regulations and procedures to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States.

(c)   The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d)   All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.	Shares of Common Stock Subject to the Plan.

(a)   Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the number of shares of Common Stock that may be issued under the Plan will initially not exceed 1,000,000 shares of Common Stock. On January 1, 2021 and each January 1 thereafter through January 1, 2030, the number of shares of Common Stock reserved and available for issuance under the Plan shall be cumulatively increased by the lesser of (i) one percent (1%) of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31st and (ii) such number of shares of Common Stock as determined by the Board or the Committee on or prior to the immediately preceding December 31st.

(b)   If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

(c)   The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.	Grant of Purchase Rights; Offering.

(a)   The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges, except for differences that are mandated by local law and consistent with Section 423(b)(5) of the Code; provided, however, that Employees participating in a sub-plan adopted pursuant to Section 12 that is not designed to qualify under Section 423 of the Code need not have the same rights and privileges as other Employees participating in the Plan. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive. The Company may impose restrictions on eligibility and participation of Eligible Employees who are officers and directors to facilitate compliance with federal or state securities laws or foreign laws.

(b)   If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company: (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised.

(c)   The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5.	Eligibility.

(a)   Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company or the Related Corporation, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may (unless prohibited by law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company or the Related Corporation is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code.

(b)   The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i)   the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii)   the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii)   the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c)   No Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee owns stock constituting five percent or more of the total combined voting power or value of all classes of Capital Stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d)   As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds U.S. $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e)   Officers of the Company and any designated Related Corporation, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan.

6.	Purchase Rights; Purchase Price.

(a)   On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board, but in either case not exceeding 15% of such Employee’s Compensation during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b)   The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering. Unless the Board determines otherwise, Offerings and Purchase Periods shall be concurrent six-month periods.

(c)   In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock available will be made in as nearly a uniform manner as will be practicable and equitable.

(d)   The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be not less than the lesser of:

(i)   an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii)   an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7.	Participation; Withdrawal; Termination.

(a)   An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company, within the time specified in the Offering, an enrollment form provided by the Company. The enrollment form will specify the amount of Contributions, not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company, except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first practicable payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. Except as otherwise determined by the Board, a Participant will be permitted to increase or reduce his or her Contributions only once per Offering. If required under Applicable Law or if specifically provided in the Offering, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through the payment by cash, check or wire transfer prior to a Purchase Date.

(b)   During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. On such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect on his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(c)   Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. The Company will distribute to such individual as soon as practicable all of his or her accumulated but unused Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law).

(d)   During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(e)   Unless otherwise specified in the Offering or required by Applicable Law, the Company will have no obligation to pay interest on Contributions.

8.	Exercise of Purchase Rights.

(a)   On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering. Unless the Board determines otherwise, shares will be deposited directly with a Plan Broker designated by the Company or with a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. Unless the Board determines otherwise, a Participant must retain such shares with the Plan Broker until the later of the two-year anniversary of the date of grant of the associated Purchase Rights or the one-year anniversary of the exercise date of the associated Purchase Rights, but unless the Board elects to restrict dispositions during such period, a Participant may sell the shares at any time after the shares are deposited with a Plan Broker.

(b)   Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock and such remaining amount is less than the amount required to purchase one (1) share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be held in such Participant’s account for the purchase of shares of Common Stock under the next Offering under the Plan, unless such Participant withdraws from or is not eligible to participate in such next Offering, in which case such amount will be distributed to such Participant after the final Purchase Date without interest (unless the payment of interest is otherwise required by Applicable Law). If the amount of Contributions remaining in a Participant’s account after the purchase of shares of Common Stock is at least equal to the amount required to purchase one (1) whole share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless the payment of interest is otherwise required by Applicable Law).

(c)   No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued on such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all Applicable Laws. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Board in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed as soon as practicable to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).

9.	Covenants of the Company.

The Company will seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock on exercise of such Purchase Rights.

10.	Designation of Beneficiary.

(a)   The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

(b)   If a Participant dies in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.	Adjustments upon Changes in Common Stock; Corporate Transactions.

(a)   In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to

Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to, outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b)   In the event of a Corporate Transaction: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.

12.	Rules For Foreign Jurisdictions and Non-423 Plan.

(a)   The Company may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Company is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements.

(b)   The Company may also adopt sub-plans applicable to particular subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, but unless otherwise superseded by the specific terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

13.	Amendment, Termination or Suspension of the Plan.

(a)   The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.

(b)   The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(c)   Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans), including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code.

Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code; and (v) establish other limitations or procedures as the Board determines in its sole discretion are advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

14.	Tax Qualification; Tax Withholding.

(a)   Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

(b)   Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, the amount necessary to satisfy such withholding obligation may be withheld (i) from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation or (ii) from the proceeds of the sale of shares of Common Stock acquired under the Plan.

15.	Effective Date of Plan.

The Plan will become effective upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.

16.	Miscellaneous Provisions.

(a)   Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

(b)   A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired on exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c)   The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at-will nature of a Participant’s employment, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation, or on the part of the Company or a Related Corporation to continue the employment of a Participant.

(d)   To the extent that United States federal laws do not otherwise control, this Plan and all determinations made and actions taken pursuant to this Plan shall be governed by the laws of the State of California, and construed accordingly, without resort to that state’s conflict of laws rules.

(e)   If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

(f)   If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.

17.	Definitions.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a)   “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq Stock Market or the Financial Industry Regulatory Authority).

(b)   “Board” means the Board of Directors of the Company.

(c)   “Capital Stock” means each and every class of common stock of the Company, regardless of the number of votes per share.

(d)   “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(e)   “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(f)   “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(g)   “Common Stock” means the common stock of the Company.

(h)   “Company” means Seelos Therapeutics, Inc., a Delaware corporation.

(i)   “Compensation” means a Participant’s base pay exclusive of variable compensation and overtime, subject to the Board’s discretion to permit inclusion of any form or forms of variable compensation on a uniform, nondiscriminatory and prospective basis.

(j)   “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions.

(k)   “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)   a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;

(ii)   a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii)   a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)   a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(l)   “Director” means a member of the Board.

(m)   “Effective Date” means the date of the annual meeting of stockholders of the Company held in 2020, provided that this Plan is approved by the Company’s stockholders at such meeting.

(n)   “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(o)   “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(p)   “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(q)   “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(r)   “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)   If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price    for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination   , as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(ii)   In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and in a manner that complies with Section 409A of the Code.

(s)   “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the Nasdaq Stock Market and the Financial Industry Regulatory Authority).

(t)   “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(u)   “Offering Date” means a date selected by the Board for an Offering to commence.

(v)   “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

(w)   “Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(x)   “Plan” means this Seelos Therapeutics, Inc. 2020 Employee Stock Purchase Plan, as amended from time to time.

(y)   “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(z)   “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(aa)   “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(bb)   “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(cc)   “Securities Act” means the U.S. Securities Act of 1933, as amended.

(dd)   “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.

(ee)   “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the NYSE, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

SEELOS THERAPEUTICS, INC.
2020 EMPLOYEE STOCK PURCHASE PLAN

PURCHASE AGREEMENT AND WITHDRAWAL FORM

Purpose of this Form (check desired action(s)):	and Complete Sections:
☐ Original Enrollment	1, 2, 3, 6, and 12 below
☐ Change in Payroll Deduction Rate for Subsequent Offering Period	1, 2 and 6 below
☐ Withdraw from Plan	1, 2 and 4 below
☐ Change of Beneficiary(ies)	1, 2 and 12 below
1.	Date of this Form:

2.	My Name:

My Social Security Number:

My Permanent Address:

3.	Reference is made to the Seelos Therapeutics, Inc. 2020 Employee Stock Purchase Plan (the “Plan”). Capitalized terms used in this Purchase Agreement and Withdrawal Form (this “Agreement”), but not defined herein, shall have the meanings assigned to them in the Plan.

I,                                        , hereby elect to participate in the Plan and subscribe to purchase shares of common stock of Seelos Therapeutics, Inc. (“Shares”) in accordance with this Agreement and the Plan. I understand that once an Offering has commenced, I may no longer increase or decrease (except as set forth in the Plan and Section 5 below) the percentage of my Eligible Earnings that I have elected to contribute to the Plan for such Offering.

4.	Reference is made to the Seelos Therapeutics, Inc. 2020 Employee Stock Purchase Plan (the “Plan”). Capitalized terms used in this Agreement but not defined herein, shall have the meanings assigned to them in the Plan.

I,                                        , hereby elect to stop my participation in the Plan for the current purchase period and the remainder of the current Offering. I understand that by withdrawing from the Plan during an Offering, I will be suspended from participating in the Plan for the remainder of the current Offering, and will not be participating in any future purchase period within the Offering. To resume Plan participation after this suspension, I understand that I must provide written notice to the Administrator (or its designee) by submitting a new properly completed and signed purchase agreement for a future Offering. Upon withdrawal, no further payroll deductions will be collected from me with respect to the Offering in effect as of the date of such withdrawal, and I will have the following election with respect to any payroll deductions for the purchase period collected prior to the withdrawal date from the Offering: (a) have the Company refund (without interest) the payroll deductions which it made under the Plan during the purchase period, or (b) have such payroll deductions held for the purchase of Shares at the end of such purchase period. If no such election is made, then such payroll deductions shall automatically be refunded (without interest) at or near the end of such purchase period. Check one of the following:

☐	I elect to have my previously collected payroll deduction refunded (without interest) to me.
☐	I elect to have my previously collected payroll deduction held for the purchase of Shares at the end of the current purchase period.

I understand that it may take up to five (5) business days after I submit this form for my withdrawal to be processed by the Company, and, in the event a payroll date occurs prior to such processing, the Company shall deduct from my Eligible Earnings otherwise payable on such date in accordance with my currently effective deduction election.

5.   I hereby acknowledge receiving a copy of the Plan and the prospectus, dated             , 2020, describing its terms, and understand that my participation in the Plan is entirely voluntary, and is in all respects subject to the terms and conditions of the Plan and this Agreement.

6.   I hereby authorize payroll deductions from each paycheck in the amount of       % (not to exceed 15%) of my Eligible Earnings on each payday during each purchase period within any Offering that begins after the date I have submitted this properly completed and signed Agreement to the Company. (Please note that no fractional percentages are permitted.) I understand that the Company may limit my right to subsequently modify this percentage in accordance with the terms of the Plan.

7.   I understand that my payroll deductions shall be accumulated for the purchase of Shares at the applicable purchase price determined in accordance with the Plan. I understand that if I do not withdraw from an Offering, any accumulated payroll deductions will be used automatically to exercise my right to purchase such Shares at the end of each purchase period within the Offering. Any accumulated payroll contributions that remain after the purchase of Shares will be refunded (without interest) to me if the amount accumulated is greater than the purchase price of one Share, or will be carried forward to the next purchase period under the Plan in which I am eligible to participate if the amount accumulated is less than the purchase price of one Share.

8.   Shares purchased for me under the Plan will be held by the Plan’s broker in my name until and unless I request issuance of the Shares in accordance with such broker’s standard procedures.

9.   I understand that if I dispose of any Shares received by me pursuant to the Plan within two (2) years after the first day of the Offering in which I purchased them under the Plan or within one (1) year following the date of my purchase (such period, the “Holding Period”), then I will be treated for Federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the Shares at the time such Shares were purchased by me over the price that I paid for such Shares.

I HEREBY AGREE TO NOTIFY THE COMPANY IN WRITING WITHIN THIRTY (30) DAYS AFTER THE DATE OF ANY DISPOSITION OF SHARES RECEIVED BY ME PURSUANT TO THE PLAN AND I WILL MAKE ADEQUATE PROVISION FOR FEDERAL, STATE, OR OTHER TAX WITHHOLDING OBLIGATIONS, IF ANY, WHICH ARISE UPON THE DISPOSITION OF SUCH SHARES. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of the Shares by me. If I dispose of such Shares at any time after the expiration of the Holding Period noted above, I understand that I will be treated for Federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (a) the excess of the fair market value of the Shares at the time of such disposition over the purchase price that I paid for such Shares, or (b) 15% of the fair market value of the Shares on the first day of the Offering. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain. I UNDERSTAND THAT THE SUMMARY OF TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND NOTHING IN THIS AGREEMENT CONSTITUTES TAX OR LEGAL ADVICE. I ACKNOWLEDGE THAT THE COMPANY HAS ENCOURAGED ME TO CONSULT MY OWN TAX ADVISOR WITH REGARD TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE PLAN AND DISPOSING OF ANY SHARES.

10.   I hereby agree to be bound by the terms of the Plan. The effectiveness of this Agreement is dependent upon my eligibility to participate in the Plan.

11.   The Company may, in its sole discretion, decide to deliver to me any documents related to current or future participation in the Plan by electronic means, or request my consent to participate in the Plan by electronic means. I hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company. I will not raise the use of electronic delivery as a defense to the formation of a contract. If I have received this Agreement or any other document related to the Plan translated into a language other than English, and the meaning of the translated version is different from the English version, I agree that the English version will control.

12.   In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and Shares due to me under the Plan:

BENEFICIARY’S NAME:
(First) (Middle) (Last)

Relationship to Me

(Address)

13.   Any Shares that I acquire pursuant to the Plan shall be subject to any limitations on transferability imposed under the Company’s Certificate of Incorporation or Bylaws, each as may be amended or restated from time to time, and pursuant to any insider trading, “trading window,” or similar policy adopted by the Company from time to time.

14.   This Agreement shall be governed by and construed in accordance with the laws of the State of California without resort to that state’s conflicts of laws rules. For purposes of litigating any dispute that arises under this Agreement, I hereby submit to and consent to the exclusive jurisdiction of the State of California, and agree that such dispute will be handled in the courts of the County of Santa Clara, State of California, or the federal courts for the United States for the Northern District of California, and no other courts.

15.   I hereby explicitly and unambiguously consent to the collection, use, and transfer, in electronic or other form, of my personal data as described in this Agreement and any other Plan materials by and among, as applicable, the Company and any Related Corporation for the exclusive purpose of implementing, administering, and managing my participation in the Plan.

I understand that the Company and any Related Corporation may hold certain personal information about myself, including, but not limited to, my name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested, or outstanding in my favor (“Personal Data”), for the exclusive purpose of implementing, administering, and managing the Plan.

I understand that Personal Data will be transferred to                         or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration, and management of the Plan. I understand that the recipients of the Personal Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of the Personal Data by contacting my local human resources’ representative. I authorize the Company,                         , and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering, and managing the Plan to receive, possess, use, retain, and transfer the Personal Data, in electronic or other form, for the sole purposes of implementing, administering, and managing my participation in the Plan.

I understand that Personal Data will be held only as long as is necessary to implement, administer, and manage my participation in the Plan. I understand that I may, at any time, view Personal Data, request information about the storage and processing of Personal Data, require any necessary amendments to Personal Data, or refuse or withdraw the consent herein, in any case without cost, by contacting in writing my local human resources’ representative. Further, I understand that I am providing the consent herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or service with the Company or any Related Corporation will not be affected; the only consequence of refusing or withdrawing my consent is that the Company would not be able to grant any equity awards to me or administer or maintain such awards. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources’ representative.

Finally, I understand that the Company may rely on a different legal basis for the processing or transfer of Personal Data in the future and/or request that I provide another data privacy consent. If applicable and upon request of the Company, I agree to provide an executed acknowledgement or data privacy consent form to the Company or the Employer (or any other acknowledgements, agreements, or consents) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in my country, either now or in the future. I understand that I will not be able to participate in the Plan if I fail to execute any such acknowledgement, agreement, or consent requested by the Company and/or the Employer.

16.   By executing this Agreement, I expressly warrant that I have received, read, acknowledged, and understood the Plan.

[Remainder of Page Intentionally Left Blank]

I UNDERSTAND THAT THIS AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE PURCHASE PERIODS UNLESS TERMINATED BY ME AND CONFIRM THAT THE FOREGOING INFORMATION IS TRUE AND CORRECT IN ALL RESPECTS.

Dated:
Signature of Employee

Dated:
Spouse’s Signature
(If beneficiary other than spouse)

Appendix B

SEELOS THERAPEUTICS, INC.
AMENDED AND RESTATED 2012 STOCK LONG TERM INCENTIVE PLAN

The numbers in this amended and restated Plan have been adjusted to reflect a 30-for-1 reverse stock split that was effected on January 24, 2019 and do not give effect to a proposed reverse stock split of all outstanding shares of common stock of Seelos Therapeutics, Inc. (the “Company”) described in Proposal No. 7 in the proxy statement furnished in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company’s Annual Meeting of Stockholders held in 2020 (the “Reverse Stock Split”) and will be adjusted in connection with such Reverse Stock Split.

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based Awards and other incentive Awards.

3.	ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. In the case of any Performance Award intended to qualify as Performance-Based Compensation (as defined below), the Administrator will exercise its discretion consistent with qualifying the Award for that exemption. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN

(a)   Number of Shares. Subject to adjustment as provided in Section 7 below, the maximum number of shares of Stock that may be delivered upon satisfaction of Equity Awards under the Plan shall be 8,119,152 shares of Stock, as increased on the first January 1 after the Restatement Effective Date (as defined below) and each January 1 thereafter during the term of the Plan by a number of shares of Stock equal to the lesser of: (a) 4% of the number of shares of Stock issued and outstanding on a fully-diluted basis as of the close of business on the immediately preceding December 31, or (b) a number of shares of Stock set by the Board on or prior to each such January 1. Subject to adjustment as provided in Section 7 below, up to 10,000,000 shares may be issued in satisfaction of ISOs, as increased on the first January 1 after the Restatement Effective Date and each January 1 thereafter during the term of the Plan by a number of shares of Stock equal to the lesser of: (i) 1,760,201 shares, or (ii) a number of shares of Stock set by the Board on or prior to each such January 1; provided, that nothing in this Section 4(a) shall be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. The number of shares of Stock delivered in satisfaction of Equity Awards shall, for purposes of this Section 4(a), be determined net of shares of Stock withheld by the Company in payment of the exercise price of the Award or in satisfaction of tax withholding requirements with respect to the Award and, for the avoidance of doubt, without including any shares of Stock underlying Awards settled in cash or which otherwise expire or become unexercisable without having been exercised or are forfeited to or repurchased by the Company due to failure to vest. The limits set forth in this Section 4(a) shall be construed to comply with Section 422. To the extent consistent with the requirements of Section 422 and with other applicable legal requirements (including applicable stock exchange requirements, if any), Stock issued under Substitute Awards shall not reduce the number of shares available for Awards under the Plan. The shares which may be delivered under Substitute Awards shall be in addition to the limitations set forth in this Section 4(a) on the number of shares available for issuance under the Plan.

(b)   Type of Shares. Shares of Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

(c)   Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-Employee directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-Employee director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-Employee director as compensation for services as a non-Employee director during any fiscal year of the Company may not exceed $400,000 (increased to $600,000 in the fiscal year of a non-Employee director’s initial service as a non-Employee director). For the avoidance of doubt, an Award made to an individual as compensation for his or her services as an employee of the Company, or in lieu of compensation otherwise payable to such individual for his or her services as an employee of the Company, even if made concurrently with or following his or her termination of employment but while such individual is still serving as a non-Employee director, shall not be treated as compensation for services as a non-Employee director for purposes of this Section 4(c), even if such Award is subject to vesting based on continued services as a non-Employee director. The Administrator may make exceptions to this limit for individual non-Employee directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the non-Employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-Employee directors.

5.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates; provided, that, subject to such express exceptions, if any, as the Administrator may establish, eligibility for Equity Awards shall be further limited to those persons as to whom the use of a Form S-8 registration statement is permissible. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for SARs and Stock Options other than ISOs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the SAR or the Stock Option to the Company or to a subsidiary of the Company that would be described in the first sentence of Treas. Regs. §1.409A-1(b)(5)(iii)(E).

6.	RULES APPLICABLE TO AWARDS

(a)   In General

(1)   Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant agrees to the terms of the Award and the Plan. The Administrator will determine whether Awards are settled in shares of Stock or cash or whether the settlement or payment of Awards shall be subject to deferral. Notwithstanding any provision of this Plan to the contrary, Substitute Awards may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2)   Term of Plan; Effectiveness of Plan. This Plan constitutes an amendment and restatement of the Apricus Biosciences, Inc. 2012 Stock Long Term Incentive Plan, which was approved by the Company’s stockholders on May 15, 2012. This amended and restated Plan was approved by the Board on March 23, 2020 and shall be effective on the date that this amended and restated Plan is approved by a majority of the votes cast at a duly held meeting of the Company’s stockholders (the “Restatement Effective Date”). The Plan will expire on, and no Award may be granted pursuant to the Plan on or after, August 26, 2028, unless the Administrator determines to terminate it earlier (the “Expiration Date”). Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan and the applicable Award agreement. If this amended and restated Plan is not approved by the Company’s stockholders at a duly held meeting of the Company’s stockholders, (A) it will not become effective, (B) no Awards shall be granted hereunder, (C) the existing Plan will continue in full force and effect on its terms and conditions as in effect immediately prior to the date this amended and restated Plan was approved by the Board, and (D) the Company may continue to grant awards under the existing Plan, subject to its terms, conditions and limitations, using the shares available for issuance thereunder. Upon the approval of this amended and restated Plan by the Company’s stockholders, any awards outstanding under the existing Plan as of the date of such approval shall remain outstanding and, if applicable, exercisable pursuant to the terms of such individual grants.

(3)   Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime ISOs (and, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other Equity Awards requiring exercise) may be exercised only by the Participant. The Administrator may permit Awards other than ISOs to be transferred by gift, subject to applicable securities and other laws and such limitations as the Administrator may impose.

(4)   Vesting, Etc. The Administrator shall determine the time or times at which an Equity Award will vest or become exercisable and the terms on which an Equity Award requiring exercise will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Equity Award, regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases:

(A)   Immediately upon the cessation of the Participant’s Employment and except as provided in (B) and (C) below, each Stock Option and SAR that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate, and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited.

(B)   Subject to (C) and (D) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(C)   All Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of Participant’s Employment due to death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(D)   All Stock Options and SARs (whether or not exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that, in the sole determination of the Administrator, would have constituted grounds for the Participant’s Employment to be terminated for Cause.

(5)   Recovery of Compensation; Other Terms

(A)   Awards (whether or not vested or exercisable) held by a Participant are subject to forfeiture, termination and rescission, and a Participant will be obligated to return to the Company the value received with respect to Awards (including payments made and/or Stock delivered under an Award, and any gain realized on a subsequent sale or disposition of an Award or Stock delivered under an Award), in each case (i) to the extent provided by the Administrator in an Award agreement in connection with (A) a breach by the Participant of a non-competition, non-solicitation, confidentiality or similar covenant or agreement or (B) an overpayment to the Participant of incentive compensation due to inaccurate financial data; (ii) in accordance with Company policy relating to the recovery of erroneously-paid incentive compensation, as such policy may be amended and in effect from time to time; or (iii) as otherwise required by law or applicable stock exchange listing standards, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(B)   Each Participant, by accepting an Award pursuant to the Plan, agrees to return the full amount required under this Section 6(a)(5) at such time and in such manner as the Administrator shall determine in its sole discretion and consistent with applicable law. Neither the Administrator nor the Company will be responsible for any adverse tax or other consequences to a Participant that may arise in connection with this Section 6(a)(5). For the avoidance of doubt, in addition to any forfeiture or other restrictions imposed by the terms of an Award agreement, every Award issued under the Plan will be subject to potential forfeiture or “claw back” to the fullest extent called for by applicable federal or state law. In addition, to the extent provided by the Administrator, Stock received upon settlement, vesting or exercise of an Award may be subject to stock ownership guidelines or policies established by the Company with respect to its employees, directors and/or other service providers.

(6)   Taxes. The delivery, vesting and retention of Stock under an Award are conditioned upon full satisfaction by the Participant of all tax withholding requirements with respect to the Award. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law).

(7)   Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Equity Award, whether or not the holder of such Equity Award is otherwise entitled to share in the actual dividend or distribution in respect of such Equity Award. Any entitlement to dividend equivalents or similar entitlements shall be established and administered either consistent with exemption from, or in compliance with, the requirements of Section 409A. In addition, any amounts payable in respect of Restricted Stock (or any other Award subject to any vesting condition) may be subject to such limits or restrictions or alternative terms as the Administrator may impose. Notwithstanding the foregoing, no dividends or dividend equivalents shall be payable with respect to (i) any Award which is subject to vesting, unless and until such Award vests, or (ii) with respect to Stock Options or SARs.

(8)   Rights Limited. Nothing in the Plan will be construed as giving any person the right to be granted an Award or to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

(9)   Section 162(m). Notwithstanding any other provision of the Plan or any Award, with respect to any Award which was granted under the Plan prior to November 2, 2017 that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code prior to its repeal (“Performance-Based Compensation”) pursuant to the transition relief rules promulgated pursuant to the Tax Cuts and Jobs Act of 2017, to the extent any of the provisions of the Plan or any Award (or any amendments hereto pursuant to this amendment and restatement of the Plan) would cause such Awards to fail to so qualify, any such provisions shall not apply to such Awards to the extent necessary to ensure that such Awards continue to so qualify. In addition, any Award which is intended to continue to qualify as Performance-Based Compensation (as described in Section 162(m)(4)(C) of the Code prior to its repeal) pursuant to the transition relief rules promulgated pursuant to the Tax Cuts and Jobs Act of 2017 shall be subject to any additional limitations as the Administrator determines necessary for such Award to continue to so qualify. To the extent permitted by Applicable Law, the Plan and any such Awards shall be deemed amended to the extent necessary to conform to such requirements.

(10)   Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock (including, without limitation, Unrestricted Stock) if the Administrator so determines, in which case the shares delivered shall be treated as awarded under the Plan (and shall reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4).

(11)   Section 409A. Each Award shall contain such terms as the Administrator determines, and shall be construed and administered, such that the Award either (i) qualifies for an exemption from the requirements of Section 409A, or (ii) satisfies such requirements.

(12)   Fair Market Value. Except as otherwise expressly provided herein, in determining the fair market value of any share of Stock under the Plan, the Administrator shall make the determination consistent with the requirements of Section 422 and Section 409A, to the extent applicable; provided, that unless otherwise determined by the Administrator, if the Stock is admitted to trading on an established securities exchange, “fair market value” shall be the closing price of a share of Stock on the date with respect to which fair market value is being determined (or, if the Stock was not traded on such day, then the next preceding day on which the Stock was traded).

(13)   Certain Requirements of Corporate Law. Equity Awards shall be granted and administered consistent with the requirements of applicable Nevada law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems or national market on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(b)   Awards Requiring Exercise. Equity Awards requiring exercise (including Stock Options and SARs) will be subject to the provisions of this Section 6(b).

(1)   Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator), which may be an electronic notice, signed (including electronic signature in form acceptable to the Administrator) by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator will require satisfactory evidence that the person exercising the Award has the right to do so.

(2)   Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise shall be no less than 100% (in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the fair market value of the Stock (as provided in Section 6(a)(12)) subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant or as otherwise determined by the Administrator with respect to a Substitute Award.

(3)   Payment of Exercise Price. Where the exercise of an Award is to be accompanied by payment, payment of the exercise price shall be by cash or check acceptable to the Administrator, or, by such other legally permissible means, if any, as may be acceptable to the Administrator.

(4)   Maximum Term. Awards requiring exercise will have a maximum term not to exceed ten (10) years from the date of grant (or five (5) years from the date of grant in the case of an ISO granted to a ten-percent shareholder described in Section 6(b)(2) above).

(c)   Cash Awards.

(1)   A Participant who is granted a Cash Award shall be entitled to a payment, if any, under the Award, only if all conditions to payment have been satisfied in accordance with the Plan and the terms of the Award. The Administrator will determine the actual payment, if any, under each Cash Award.

(2)   The Administrator shall determine the payment dates for Cash Awards under the Plan. Except as otherwise determined by the Administrator, no payment shall be made under a Cash Award unless the Participant’s Employment continues through the date such Cash Award is paid. Payments hereunder are intended to fall under the short-term deferral exception to Section 409A and shall be construed and administered accordingly. Notwithstanding the foregoing, (i) if the documentation establishing the Cash Award provides a specified and objectively determinable payment date or schedule that satisfies the requirements of Section 409A, payment under an Award may be made in accordance with such date or schedule, and (ii) the Administrator may, but need not, permit a Participant to defer payment of a Cash Award beyond the date that the Award would otherwise be payable, provided, that any such deferral shall be made in accordance with and subject to the applicable requirements of Section 409A.

7.	EFFECT OF CERTAIN TRANSACTIONS

(a)   Mergers, Etc. Except as otherwise provided in an Award, the Administrator shall, in its sole discretion, determine the effect of a Covered Transaction on Awards, which determination may include, but is not limited to, the following actions:

(1)   Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption or continuation of some or all outstanding Awards or any portion thereof or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2)   Cash-Out of Awards. If the Covered Transaction is one in which holders of Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), then subject to Section 7(a)(5) below, the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Equity Award or portion thereof to the excess, if any, of (A) the fair market value of one share of Stock times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of an SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines; provided, that the Administrator shall not exercise its discretion under this Section 7(a)(2) with respect to an Award or portion thereof providing for “nonqualified deferred compensation” subject to Section 409A in a manner that would constitute an extension or acceleration of, or other change in, payment terms if such change would be inconsistent with the applicable requirements of Section 409A.

(3)   Acceleration of Certain Awards. If the Covered Transaction (whether or not there is an acquiring or surviving entity) is one in which there is no assumption, continuation, substitution or cash-out, then subject to Section 7(a)(5) below, the Administrator may provide that each Equity Award requiring exercise will become exercisable, in full or in part, and the delivery of any shares of Stock remaining deliverable under each outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated in full or in part, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction; provided, that to the extent acceleration pursuant to this Section 7(a)(3) of an Award subject to Section 409A would cause the Award to fail to satisfy the requirements of Section 409A, the Award shall not be accelerated and the Administrator in lieu thereof shall take such steps as are necessary to ensure that payment of the Award is made in a medium other than Stock and on terms that as nearly as possible, but taking into account adjustments required or permitted by this Section 7, replicate the prior terms of the Award.

(4)   Termination of Awards Upon Consummation of Covered Transaction. Each Award will terminate upon consummation of the Covered Transaction, other than the following: (i) Awards assumed pursuant to Section 7(a)(1) above; (ii) Awards converted pursuant to the proviso in Section 7(a)(3) above into an ongoing right to receive payment other than Stock; (iii) outstanding shares of Restricted Stock (which shall be treated in the same manner as other shares of Stock, subject to Section 7(a)(5) below); and (iv) Cash Awards that by their terms, or as a result of action taken by the Administrator, continue following such Covered Transaction.

(5)   Additional Limitations. Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Equity Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash out under Section 7(a)(2) above or the acceleration of exercisability of an Award under Section 7(a)(3) above shall not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b)   Changes in and Distributions With Respect to Stock

(1)   Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of FASB ASC Topic 718, the Administrator shall make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan and the maximum number of shares specified in Section 4(a) that may be issued in satisfaction of ISOs, and shall also make appropriate adjustments to the number and kind of shares of stock or securities subject to Equity Awards then outstanding or subsequently granted, any exercise prices relating to Equity Awards and any other provision of Awards affected by such change.

(2)   Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder, having due regard for the qualification of ISOs under Section 422, the requirements of Section 409A and the performance-based compensation rules of Section 162(m), to the extent applicable.

(3)   Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to exercise of the Award or delivery of shares of Stock under an Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law. Any Stock required to be issued to Participants under the Plan will be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that stock certificates will be issued to Participants under the Plan, the Administrator may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award. Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator. For the avoidance of doubt, no amendment to any Award or the Plan shall be effective unless approved by stockholders, to the extent stockholder approval is required under the rules of the applicable stock exchange on which the Stock is admitted to trading, if it would reduce the exercise price of any Stock Option or SAR previously granted hereunder or otherwise constitute a repricing and, without the receipt of such approval (to the extent so required), the Administrator shall not approve a repurchase or exchange by the Company for cash, other Awards or other property of Stock Options or SARs for which the exercise price or base price, as applicable, exceeds the fair market value of a share of Stock as of the date of such repurchase or exchange.

10.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

11.	MISCELLANEOUS

(a)   Waiver of Jury Trial. By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit disputes arising under the terms of the Plan or any Award made hereunder to binding arbitration or as limiting the ability of the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

(b)   Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award; provided, that nothing in this Section 11(b) shall limit the ability of the Administrator or the Company, in its discretion, to provide by separate express written agreement with a Participant for a gross-up payment or other payment in connection with any such acceleration of income or additional tax.

12.	ESTABLISHMENT OF SUB-PLANS

The Board may, from time to time, establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board will establish such sub-plans by adopting supplements to the Plan setting forth (a) such limitations on the Administrator’s discretion under the Plan as the Board deems necessary or desirable and (b) such additional terms and conditions not otherwise inconsistent with the Plan as the Board deems necessary or desirable. All supplements established by the Board will be deemed to be part of the Plan, but each supplement will apply only to Participants within the affected jurisdiction (as determined by the Administrator) and the Company will not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.

13.	GOVERNING LAW

(a)   In general. Except as otherwise provided by the express terms of an Award agreement or under a sub-plan described in Section 12 or as provided in Section 6(a)(13), the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof will be governed by and construed in accordance with the Nevada Revised Statutes, as amended, as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the domestic substantive laws of the State of Nevada without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(b)   Jurisdiction. By accepting an Award, each Participant will be deemed to have: (a) submitted irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the Southern District of California for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (b) agreed not to commence any suit, action or other proceeding arising out of or based upon the Plan or an Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the Southern District of California; and (c) waived, and agreed not to assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or an Award or the subject matter thereof may not be enforced in or by such court.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members (or one or more other members of the Board, including the full Board) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by the Nevada Revised Statutes, as amended; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” will include the person or persons so delegated to the extent of such delegation. To the extent necessary to comply with Rule 16b-3 of the Exchange Act, then the Compensation Committee shall take all action with respect to such Awards, and the individuals taking such action shall consist solely of two or more non-Employee directors, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act. Additionally, to the extent required by applicable law, each of the individuals constituting the Compensation Committee shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the shares of Stock are listed, quoted or traded. The full Board shall be the Administrator with respect to Awards granted to non-Employee directors. Should any Awards made under the Plan prior to November 2, 2017, be intended to qualify as Performance-Based Compensation within the meaning of Section 162(m)(4)(c) of the Code prior to its repeal, then all such determinations regarding such Awards will be made solely by the Compensation Committee, which shall be comprised solely of two of more “outside directors” within the meaning of Section 162(m) of the Code.

“Affiliate”: Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code.

“Award”: Any or a combination of the following:

(i)	Stock Options.
(ii)	SARs.
(iii)	Restricted Stock.
(iv)	Unrestricted Stock.
(v)	Stock Units, including Restricted Stock Units.
(vi)	Performance Awards.
(vii)	Cash Awards.
(viii)	Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“Board”: The Board of Directors of the Company.

“Cash Award”: An Award denominated in cash.

“Cause”: In the case of any Participant who is party to an employment or severance-benefit agreement that contains a definition of “Cause,” the definition set forth in such agreement will apply with respect to such Participant under the Plan. In the case of any other Participant, “Cause” will mean (i) a willful failure of the Participant to perform the Participant’s duties and responsibilities to the Company or subsidiaries or gross negligence in the performance of such duties and responsibilities; (ii) the commission by the Participant of a felony or a crime involving moral turpitude; (iii) the commission by the Participant of theft, fraud, embezzlement, material breach of trust or any material act of dishonesty involving the Company or any of its subsidiaries; (iv) a significant violation by the Participant of the code of conduct of the Company or its subsidiaries or of any statutory or common law duty of loyalty to the Company or its subsidiaries; (v) material breach of any of the terms of the Plan or any Award made under the Plan, or of the terms of any other agreement between the Company or subsidiaries and the Participant; or (vi) other misconduct by the Participant that could be expected to be harmful to the business, interests or reputation of the Company.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Compensation Committee”: The Compensation Committee of the Board.

“Company”: Seelos Therapeutics, Inc.

“Covered Transaction”: Any of (i) a consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates. Notwithstanding the foregoing and the definition of “Affiliate” above, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms shall be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed a part of the Plan.

“Equity Award”: Awards other than Cash Awards.

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive stock option unless, as of the date of grant, it is expressly designated as an ISO.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria.

“Performance Criteria”: For a performance period, specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. A Performance Criterion will mean a measure of performance relating to any combination of performance criteria, including, without limitation, the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. The Administrator may establish that in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”: The Seelos Therapeutics, Inc. 2012 Stock Long Term Incentive Plan as from time to time amended and in effect.

“Restricted Stock”: Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the fair market value (as defined in Section 6(b)) of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code.

“Section 422”: Section 422 of the Code.

“Section 162(m)”: Section 162(m) of the Code.

“Stock”: Common stock of the Company, par value $0.001 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock or cash, to deliver Stock or cash in the future.

“Substitute Awards”: Awards that are the result of converting, replacing or adjusting equity awards of an acquired company in connection with the acquisition.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

[FORM OF PROXY-FRONT SIDE OF TOP PORTION]

You are cordially invited to attend our

2020 Annual Meeting of Stockholders,

to be held virtually, via live webcast

at www.virtualshareholdermeeting.com/SEEL2020

[FORM OF PROXY-REVERSE SIDE OF TOP PORTION]

PROXY **PROXY**

SEELOS THERAPEUTICS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Raj Mehra, Ph.D., the lawful attorney and proxy of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Stockholders of Seelos Therapeutics, Inc. to be held virtually, via live webcast at www.virtualshareholdermeeting.com/SEEL2020 on Friday, May 15, 2020 at 8:00 a.m., Eastern time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present, and to vote the number of shares the undersigned would be entitled to vote if personally present.

In accordance with his discretion, said attorney and proxy is authorized to vote upon such other matters or proposals not known at the time of solicitation of this proxy, which may properly come before the meeting.

This proxy when properly executed will be voted in the manner described herein by the undersigned stockholder. If no instructions are given, the shares will be voted FOR the election of the nominee for director named on the reverse side and FOR Proposal Nos. 2, 3, 4, 5 and 6. Any prior proxy is hereby revoked.

Please note there will be no physical location for the meeting. To attend the meeting live via the Internet, please go to www.virtualshareholdermeeting.com/SEEL2020 and have your 16-digit control number available to login.

This proxy is governed by the laws of the State of Nevada.

Address Changes/Comments: ______________________________
____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

1

[FORM OF PROXY DETACHABLE PROXY CARD- FRONT SIDE OF BOTTOM PORTION]

VOTE BY INTERNET

***Before the Meeting* – Go to www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Thursday, May 14, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

***During the Meeting* – Go to www.virtualshareholdermeeting.com/SEEL2020**
You may attend the meeting via the Internet and vote during the meeting. Have your 16-digit control number available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE –1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Thursday, May 14, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood NY 11717.

[FORM OF PROXY DETACHABLE PROXY CARD- REVERSE SIDE OF BOTTOM PORTION]

The Board of Directors recommends a vote FOR the election of the nominee for the director named below, and FOR Proposal Nos. 2, 3, 4, 5 and 6.

Nominee:	FOR	WITHHOLD
1a. Richard W. Pascoe		

FOR **AGAINST** **ABSTAIN**

FOR **AGAINST** **ABSTAIN**

2

FOR **AGAINST** **ABSTAIN**

FOR **AGAINST** **ABSTAIN**

FOR **AGAINST** **ABSTAIN**

You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have the information that is printed in the box marked with the arrow on your proxy card or Notice of Internet Availability of Proxy Materials available and follow the instructions.

For address changes and/or comments, please check this box and write them on the back where indicated.

Please sign exactly as your name(s) appear(s) hereon.
When shares are held by joint tenants, both should sign.
When signing as attorney, executor, administrator, trustee or corporation, please sign in full corporate name by president or other authorized person. If a partnership, please sign in partnership name by authorized person.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

3